Exhibit 99.1

NOTE: This is a consolidated purchase and sale agreement that shows the terms of the purchase and sale agreement after all amendments and assignments thereto.

PURCHASE AND SALE AGREEMENT

BETWEEN

POST APARTMENT HOMES, L.P.,

a Georgia limited partnership

AS SELLER,

AND

DUNWOODY STATION APARTMENTS, LLLP,

a Georgia limited liability limited partnership

AS PURCHASER

As of March 4, 2009

Post Dunwoody Apartments,

Atlanta, Georgia

- i -

ARTICLE 6 DEFAULT		29
6.1	Default by Purchaser.	29
6.2	Default by Seller.	29
6.3	Notice of Default; Opportunity to Cure.	30
6.4	Recoverable Damages.	30

ARTICLE 7 RISK OF LOSS		30
7.1	Minor Damage.	30
7.2	Major Damage.	31
7.3	Definition of Major Damage.	31
7.4	Seller’s Insurance.	31

ARTICLE 8 COMMISSIONS		32
8.1	Broker’s Commission.	32
8.2	Representation and Indemnity.	32
8.3	Execution by Broker.	33
8.4	Survival.	33

ARTICLE 9 DISCLAIMERS AND WAIVERS		33
9.1	No Reliance on Documents.	33
9.2	Disclaimers.	34
9.3	Certain Definitions.	36
9.4	Effect and Survival of Disclaimers.	36

ARTICLE 10 ESCROW AGENT		36
10.1	Investment of Earnest Money.	36
10.2	Payment at Closing.	37
10.3	Payment on Demand.	37
10.4	Exculpation of Escrow Agent.	37
10.5	Stakeholder.	37
10.6	Interest.	38
10.7	Execution by Escrow Agent.	38

ARTICLE 11 MISCELLANEOUS		38
11.1	Confidentiality.	38
11.2	Public Disclosure.	38
11.3	Assignment.	38
11.4	Notices.	39
11.5	Modifications.	40
11.6	Calculation of Time Periods.	40
11.7	Successors and Assigns.	41
11.8	Entire Agreement.	41
11.9	Further Assurances.	41
11.10	Counterparts.	41
11.11	Severability.	41
11.12	Applicable Law.	41
11.13	No Third Party Beneficiary.	41

- ii -

11.14	Employees.	41
11.15	Seller’s Access to Records after Closing.	42
11.16	Schedules.	42
11.17	Captions.	42
11.18	Construction.	42
11.19	Termination of Agreement.	43
11.20	Survival.	43
11.21	Time of Essence.	43
11.22	Covenant Not to Record.	43
11.23	Limitation of Seller’s Liability.	43
11.24	JURY WAIVER.	43
11.25	ERC Suit Indemnification.	43
11.26	No Solicitation.	44
11.27	Property Tax Return.	44

- iii -

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of March 4, 2009 (the “Effective Date”), by and between POST APARTMENT HOMES, L.P., a Georgia limited partnership (“Seller”), and DUNWOODY STATION APARTMENTS, LLLP, a Georgia limited liability limited partnership (“Purchaser”).

CALLOWAY TITLE AND ESCROW, L.L.C., a Georgia limited liability company (“Escrow Agent”; in its capacity as title insurer sometimes herein called the “Title Company”), and CB RICHARD ELLIS, INC., a Georgia licensed real estate broker (“Broker”) are parties to this Agreement for the limited purposes set forth herein.

WITNESSETH:

ARTICLE 1

PURCHASE AND SALE

1.1 Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey and Purchaser agrees to purchase the following:

(a) that certain tract or parcel of land consisting of approximately 28.463 acres, located in Fulton County, Georgia, and more particularly described on Schedule 1.1(a), attached hereto and made a part hereof (the property described in this clause (a) being herein referred to collectively as the “Land”);

(b) all those rights, easements and appurtenances pertaining to the Land (whether now or hereafter existing), including, without limitation (i) all right, title and interest of Seller (if any) in and to any streets, alleys or rights-of-way (whether open, closed or proposed), within or adjacent to the Land, and (ii) all right, title and interest of Seller with respect to any easements, covenants, agreements, rights, privileges, tenements, mineral rights, oil and gas rights, water rights, subsurface rights, hereditaments and appurtenances that now or hereafter benefit or burden the Land (the property described in this clause (b) herein referred to collectively as the “Related Rights”);

(c) the buildings, structures, facilities, installations, fixtures and other improvements of every kind on the Land, including specifically, without limitation, those certain buildings containing 530 apartment units having a street address of 7150 W. Peachtree Dunwoody Road, Atlanta, Georgia 30328 and commonly known as Post Dunwoody® (the property described in this clause (c) being herein referred to collectively as the “Improvements”, and the Land, the Related Rights and the Improvements being hereinafter sometimes collectively referred to as the “Real Property”);

(d) all of Seller’s right, title and interest in, to and under all tangible personal property upon the Land or within the Improvements, including specifically, without limitation, appliances, equipment, fitness center equipment, televisions, pool equipment, golf carts, furniture, furnishings, carpeting, draperies and curtains, tools and supplies, and other items of tangible personal property owned by Seller and used exclusively in connection with the ownership, use, maintenance or operation of the Land and the Improvements, and including those items of tangible personal property identified on Schedule 1.1(d), attached hereto and incorporated herein by this reference, but excluding (i) cash and cash equivalents (except to the extent prorated at Closing), and any reserves or other deposits funded or made in connection with any financing encumbering the Property, (ii) computer software and computer files, (iii) any time clock(s), (iv) personal property owned by tenants under the Leases, (v) any equipment installed by, or in connection with, any telecommunication or utility provider and which is owned by any party other than Seller (excluding any reversionary interest that Seller may have therein which shall be assigned to Purchaser to the extent assignable), (vi) any items owned by employees of Seller or any property manager, (vii) any items leased to Seller, (viii) any digital voice receivers used in connection with recorded music at the Property, and (ix) all brochures, advertising copy, promotional materials, manuals, reports, portfolios, binders, training materials and other items on which the name “Post” or any of the Marks (as defined in Section 1.7) appears (the property described in this clause (d), other than the excluded items, being herein referred to collectively as the “Tangible Personal Property”). Seller agrees to cooperate reasonably, if feasible, with Purchaser to transfer any property specific computer data files in electronic format to Purchaser provided Seller is not in breach of any license agreement or other agreement with respect to the transfer of such data.

(e) all of Seller’s right, title and interest as landlord or lessor in, to and under all agreements listed and described on Schedule 1.1(e) (the “Rent Roll”) attached hereto and made a part hereof as well as under all similar agreements hereafter executed by Seller in accordance with the terms of this Agreement, pursuant to which any portion of the Land or Improvements is used or occupied by anyone other than Seller (the property described in this clause (e) being herein referred to collectively as the “Leases”);

(f) all of Seller’s right, title and interest in, to and under (i) the Designated Service Contracts (as defined in Section 5.7 (b) of this Agreement), (ii) all assignable existing warranties and guaranties issued to or inuring to the benefit of Seller in connection with the Improvements or the Tangible Personal Property, and (iii) all governmental permits, licenses and approvals, if any, belonging to or inuring to the benefit of Seller and pertaining to the Real Property or the Tangible Personal Property, but only to the extent that such permits, licenses and approvals are assignable and only to the extent that such permits, licenses and approvals relate to the Real Property or the Tangible Personal Property as opposed to other property of Seller or its affiliates; (iv) resident and tenant files for current residents and tenants as of the Closing Date, and (v) other non-confidential and non-proprietary records owned by Seller and used in connection with the operation of the Real Property or any part thereof, and located on-site as of the Closing Date; but excluding any rights in or to the use of the Marks (the property described in this clause (f), other than the excluded items, being sometimes herein referred to collectively as the “Intangible Property”).

1.2 Property Defined. The Land, the Related Rights, the Improvements, the Tangible Personal Property, the Leases and the Intangible Property are hereinafter sometimes referred to collectively as the “Property.”

1.3 Permitted Exceptions. The Property shall be conveyed, and Purchaser shall accept the Property, subject to the matters which are, or are deemed to be, Permitted Exceptions pursuant to ARTICLE 2 hereof (herein referred to collectively as the “Permitted Exceptions”).

1.4 Purchase Price. Seller is to sell and Purchaser is to purchase the Property for a total purchase price of FORTY SEVEN MILLION FOUR HUNDRED THIRTY ONE THOUSAND AND NO/100 DOLLARS ($47,431,000.00) (the “Purchase Price”).

1.5 Payment of Purchase Price. The Purchase Price, as adjusted by prorations and adjustments as herein provided, shall be payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account of Escrow Agent designated by Escrow Agent in writing to Purchaser prior to the Closing (“Escrow Agent’s Account”), and, as adjusted by prorations and adjustments as herein provided, shall be subsequently payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Escrow Agent prior to the Closing.

1.6 Earnest Money.

(a) Within three (3) business days following the Effective Date, Purchaser shall deposit with the metropolitan Atlanta, Georgia office of Escrow Agent the sum of Five Hundred Thousand and No/100 Dollars ($500,000.00) by wire transfer of immediately available funds (the “First Deposit”).

(b) If Purchaser does not elect to terminate this Agreement before the Rate Lock Date (as defined in Section 1.8(b) below), then, within one (1) business day after the Rate Lock Date, Purchaser shall deposit with the above-referenced office of Escrow Agent the additional sum of Five Hundred Thousand and No/100 Dollars ($500,000.00) (the “Second Deposit”) by wire transfer of immediately available funds. The First Deposit and the Second Deposit, when and to the extent deposited, together with all interest earned thereon, are collectively referred to as “Earnest Money.”

(c) If Purchaser fails to deliver any portion of the Earnest Money to the Escrow Agent within the time period or periods specified above, Purchaser shall be in default hereunder, and, until such time as the default has been cured by Purchaser, Seller shall be entitled to exercise its rights and remedies under Section 6.1.

(d) In any event, if Purchaser is entitled to have the Earnest Money returned to Purchaser pursuant to any provision of this Agreement, One Hundred Dollars ($100.00) of the Earnest Money shall nevertheless be paid to Seller as good and sufficient consideration for entering into this Agreement. In addition, Seller acknowledges that Purchaser, in evaluating the Property and performing its due diligence investigation of the Property, will devote internal resources and incur expenses, and that such efforts and expenses of Purchaser also constitute good, valuable and sufficient consideration for this Agreement.

1.7 Ownership of Post® Tradenames and Service Marks.

(a) Purchaser hereby acknowledges and agrees that the names “Post®”, “Post Dunwoody®” and “Post Apartment Homes®” and any other trade name or service mark which includes the word “Post” or any other trade name or service mark (including the “Post tulip” logo) of Seller (hereinafter collectively referred to as the “Marks”), and each of them, are trade names and service marks of Seller; that the Marks, and each of them, are the sole and exclusive property of Seller, which owns all right, title, and interest in and to the Marks, and each of them; and that, by this Agreement, Purchaser shall acquire no ownership right or interest of any kind in or to the Marks, or any of them. Purchaser further acknowledges and agrees that any use by Purchaser of the Marks, or any of them, in any manner in connection with the Property or otherwise, will result in immediate and irreparable injury to Seller and its affiliates, and that Seller and/or its affiliates shall be entitled to temporary, preliminary, and permanent injunctive relief against Purchaser in the event of any such use of the Marks, or any of them, by Purchaser, or in the event of any other violation by Purchaser of this Section 1.7. Purchaser may continue to use “Dunwoody” in the name of the Property after Closing provided Purchaser does not use the “Post” name or any of the Marks; provided, however, nothing contained herein shall be deemed to be a warranty of Seller’s or Purchaser’s right to use such names. Nothing herein shall limit the right (if any) of Seller or Purchaser to use the name “Dunwoody” in the city in which the Property is located or in any other city.

(b) Seller and Purchaser shall cooperate with each other in connection with the prompt removal of the “Post” name from the Property after Closing, including changes in signage, lease forms, marketing materials and the like. Purchaser agrees to attach a temporary banner sign over the existing “Post”, “Post Dunwoody” or “Post tulip” logo on all sign(s) within twenty-four (24) hours after Closing so that the word “Post” and the “Post tulip” will not be visible. Purchaser shall keep such temporary signage in place until Purchaser installs permanent replacements of such signage, and Purchaser shall install such permanent replacement signage on or before the date that is sixty (60) days after Closing. All other signage on the Property containing the Post® name or any of the Marks shall be promptly removed or replaced, but in any event, on or before the date that is sixty (60) days after Closing.

(c) This Section 1.7 shall survive the Closing.

1.8 Financing.

(a) Purchaser agrees to use its good faith efforts to obtain a loan having a principal amount of at least Thirty Five Million Five Hundred Seventy Three Thousand Two Hundred Fifty and No/100 Dollars ($35,573,250.00) or such lesser amount as requested by Purchaser. No later than April 13, 2009, Purchaser agrees to (i) submit to its prospective lender (“Lender”) a loan application (the “Preliminary Commitment”), (ii) submit to Lender any and all supplemental materials, documents and exhibits required as part of a complete loan application package to Lender and (iii) agrees to pay any and all required application fees or other applicable fees to Lender then due and payable. Purchaser agrees that all third party reports required by Lender, which may include an appraisal, environmental report, engineering report, or other third-party reports, shall be promptly submitted on behalf of Purchaser to Lender.

(b) On or before April 13, 2009 (the “Rate Lock Date”), Purchaser shall use its good faith efforts to execute a “spread lock agreement” or “rate lock agreement,” as applicable (the “Rate Lock Agreement”), pursuant to the loan amount set forth in the Preliminary Commitment or with respect to a principal amount less than that specified in the Preliminary Commitment (if such lesser amount is agreed to by Purchaser). If Purchaser, for any reason whatsoever, fails to agree with Lender on the final terms of such Rate Lock Agreement by the Rate Lock Date, then Purchaser may terminate this Agreement by sending written notice of such termination to Seller on or before the Rate Lock Date. If, on or before the Rate Lock Date, Purchaser (y) has executed the Rate Lock Agreement pursuant to the loan amount set forth in the Preliminary Commitment or with respect to a principal amount less than that specified in the Preliminary Commitment (if such lesser amount is agreed to by Purchaser) and (z) has paid any and all required commitment fees or other applicable fees to Lender then due and payable, but Purchaser fails to obtain the loan with a principal amount of at least Thirty Five Million Five Hundred Seventy Three Thousand Two Hundred Fifty and No/100 Dollars ($35,573,250.00) or such lesser amount as requested by Purchaser in the Rate Lock Agreement and without changes to the business terms set forth in the Rate Lock Agreement or to the formula for determining the interest rate or spread, as applicable, set forth in the Rate Lock Agreement (provided such failure is not due to a default by Purchaser under the Rate Lock Agreement), then Purchaser shall have the right to (i) waive such condition in its sole discretion and proceed to Closing, (ii) extend the Closing Date until May 13, 2009 by giving written notice to Seller on or before April 27, 2009 (provided Purchaser shall retain the right to elect option (i) or (iii) herein if Purchaser fails to obtain the aforesaid loan prior to the extended Closing Date) or (iii) terminate this Agreement by written notice to Seller on or before the Closing Date. For the avoidance of doubt, if Lender changes the formula for determining the interest rate or spread, as applicable, set forth in the Rate Lock Agreement, then Purchaser shall have the right to exercise its rights under the foregoing sentence. Upon any valid termination under this Section 1.8(b), Escrow Agent shall promptly refund the Earnest Money to Purchaser and the parties shall have no further rights, duties or obligations hereunder, other than those which are expressly provided herein to survive the termination of this Agreement. In the event Purchaser does not take the actions described in clauses (y) and (z) above prior to the Rate Lock Date, then Purchaser shall be deemed to have waived the condition set forth in this Section 1.8 and shall have no right terminate the Agreement under this

Section. For the avoidance of doubt, in the event Purchaser elects not to execute the Rate Lock Agreement prior to Closing and does not timely terminate the Agreement prior to the Rate Lock Date, then Purchaser shall still be obligated to close the transaction no matter the rate or spread so long as the terms of the loan are consistent with the Preliminary Commitment.

ARTICLE 2

TITLE AND SURVEY

2.1 Title Examination; Commitment for Title Insurance. Purchaser has obtained, at Purchaser’s expense, First American Title Insurance Company owner’s title commitment number 2-22590, having an effective date of January 30, 2009 (the “Title Commitment”) and covering the Property.

2.2 Survey. Purchaser acknowledges that Seller has, at Seller’s expense, delivered to Purchaser a survey of the Real Property prepared by William C. Smith (“Surveyor”), licensed Georgia surveyor No. 1803, dated April 1, 2008, last revised October 8, 2008. Such survey shall constitute the “Survey” hereunder. Upon request of Purchaser, Seller shall deliver a so-called “no-change survey affidavit” for title insurance purposes, which shall state, to the best of Seller’s knowledge, that there have been no physical changes to the Property since the date of the Survey. For purposes of the Deed to be delivered to Purchaser at the Closing, the legal description of the Property shall be the legal description attached hereto as Schedule 1.1(a). If, however, the metes and bounds description drawn from the Survey reflects a legal description different from the legal description attached hereto as Schedule 1.1(a), Seller shall also deliver a quitclaim deed, at Closing, containing the legal description drawn from the Survey.

2.3 Title Objections; Cure of Title Objections.

(a) Purchaser shall have until March 16, 2009 (the “Title Objection Deadline”) to notify Seller, in writing, of such objections as Purchaser may have to the Title Commitment (including the title exception documents referred to therein) or the Survey. Any item contained in the Title Commitment, any matter shown on the Survey or any document that is of record and properly indexed as of the effective date of such initial title examination to which Purchaser does not object on or before the Title Objection Deadline shall be deemed a “Permitted Exception”.

(b) In the event Purchaser shall notify Seller of objections to title or to matters shown on the Survey on or before the Title Objection Deadline, Seller shall have the right, but not the obligation, to cure such objections. On or before the second (2nd) business day following Seller’s receipt of Purchaser’s notice of objections, Seller shall notify Purchaser in writing whether Seller elects to attempt to cure such objections (and Seller’s failure to provide such a notice shall be deemed an election by Seller not to cure any such objection). If Seller elects to attempt to cure, and provided that Purchaser shall not have terminated this Agreement in accordance with Section 3.2 hereof, then Seller shall use commercially reasonable efforts to attempt to remove, satisfy or cure the same. For this purpose Seller shall be entitled to a reasonable extension of the Closing if additional time is required, but in no event shall the extension extend for more than thirty (30) days. If Seller elects (or is deemed to have elected) not to cure any valid objections specified in Purchaser’s notice, or if Seller notifies Purchaser of Seller’s intent to cure any objection and thereafter Seller fails or is unable to effect a cure prior to Closing (or any date to which the Closing has been extended), then in either such case Purchaser shall have the right to elect one, but not both, of the following options, which election must in each case be made within the time period provided in paragraph (c) below:

(1) to accept a conveyance of the Property subject to the Permitted Exceptions, specifically including any matter objected to by Purchaser which Seller is unwilling or unable to cure, and without reduction of the Purchase Price; or

(2) to terminate this Agreement by sending written notice thereof to Seller, and upon delivery of such notice of termination, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser in accordance with Section 1.6 of this Agreement, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement.

(c) If Seller notifies Purchaser that Seller does not intend to attempt to cure any title objection, or if Seller is deemed to have elected not to cure any title objections, or if Seller notifies Purchaser of Seller’s intent to cure any objection and Seller later notifies Purchaser that Seller has failed or will be unable to effect a cure thereof, then in any such case Purchaser shall, within two (2) business days after receiving Seller’s notice or the date of Seller’s deemed election, as applicable, notify Seller in writing whether Purchaser shall elect to accept the conveyance under clause (b) (1) above or to terminate this Agreement under clause (b) (2) above (with Purchaser’s failure to provide such a notice deemed an election by Purchaser to accept conveyance under clause (b)(1) above).

(d) Notwithstanding anything contained herein to the contrary, Seller shall be obligated at Closing to discharge (a) all mortgages of Seller (regardless of whether Purchaser objects to such mortgage), (b) all undisputed monetary liens arising by, through or under Seller and (c) all disputed monetary liens arising by, through or under Seller and not exceeding One Hundred Thousand and No/100 Dollars ($100,000.00). The term “mortgage” as used herein includes any mortgage, deed of trust, deed to secure debt and similar security instrument securing an indebtedness of Seller and encumbering the Property or any portion thereof; the terms “discharge” and “discharged” as used herein include compliance with a statutory bonding procedure that has the legal effect of removing the mortgage or monetary lien as a lien on the Property and allows the mortgage or monetary lien to be removed from the title exceptions in the Title Policy (as defined below).

2.4 Conveyance of Title. At Closing, Seller shall convey and transfer the Property to Purchaser. It shall be a condition to Purchaser’s obligation to close this transaction that title to the Real Property conveyed and transferred to Purchaser shall be such title to the Real Property as will enable the Title Company to issue to Purchaser an extended coverage American Land Title Association (ALTA) Form 2006 Owner’s Policy of Title Insurance (the “Title Policy”) covering the Real Property, in the full amount of the Purchase Price, subject to the following matters, which shall be deemed to be Permitted Exceptions:

(a) the rights of tenants, as tenants only, under the Leases described in the Rent Roll and any new Leases entered into between the Effective Date and Closing and (if required) approved by Purchaser in accordance with the terms of this Agreement;

(b) the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing, subject to adjustment as herein provided;

(c) local, state and federal laws, ordinances or governmental regulations, including but not limited to, building, zoning and land use laws, ordinances and regulations, now or hereafter in effect relating to the Property;

(d) all matters identified in Schedule 2.4(d), attached hereto and by this reference made a part hereof (provided, however, that Schedule 2.4(d) shall automatically be deemed updated to remove an item (or items) if Purchaser objects to any of such items pursuant to Section 2.3 and Seller cures such objection);

(e) additional items, if any, appearing of record or shown on the Survey, except to the extent Seller agrees to cure any such matters pursuant to Section 2.3 or 2.5 hereof; and

(f) additional items, if any, approved by Purchaser pursuant to Section 2.6 hereof.

2.5 Pre-Closing “Gap” Title/Survey Defects. Whether or not Purchaser shall have furnished to Seller any notice of title objections pursuant to the foregoing provisions of this Agreement, Purchaser may, at or prior to Closing, notify Seller in writing of any objections to title or survey matters having a material adverse effect in Purchaser’s sole opinion on the operation or value of the Property and first raised by the Title Company or the Surveyor and first arising between (a) the effective date of the Title Commitment or the Survey and (b) the Closing Date; provided, however, that Purchaser must notify Seller of any such objections within five (5) business days of Purchaser’s first receipt of the updated Title Commitment, updated survey or other document, whichever first provides notice of the condition giving rise to any such objection. With respect to any objections to title or survey matters set forth in such notice, Seller shall have the same option to cure and Purchaser shall have the same option to accept title subject to such matters or to terminate this Agreement as those which apply to any notice of objections made by Purchaser on or before the Title Objection Deadline. If Seller elects to attempt to cure any such matters, Seller shall have the right, at its election, to extend the date for Closing by a reasonable additional time to effect such a cure, but in no event shall the Closing be extended for more than thirty (30) days.

2.6 Seller’s Covenant Not to Encumber. Seller agrees that, between the Effective Date and the Closing Date, Seller will not sell, assign, rent, convey (absolutely or as security), grant a security interest in, or otherwise encumber or dispose of, the Property (or any part thereof or estate therein) in any manner that will survive Closing, except as approved in writing by Purchaser or as expressly provided in this Agreement. Notwithstanding the foregoing, Seller shall have the right to (i) continue leasing apartment units in the Property in the manner described in Section 5.4 (b) hereof, (ii) terminate, amend or enter into service contracts in the manner described in Section 5.4 (h) hereof and (iii) use, deplete, remove or replace items of Tangible Personal Property in the ordinary course of business, provided any appliances, leasing office and pool furniture, fitness center equipment and other similar items of equipment or furniture so removed by Seller are promptly replaced by Seller, at its cost, with items of comparable value and utility. In addition, and notwithstanding the foregoing, Seller shall have the right, for tax planning or other purposes, to transfer all or part of the Property or any interest therein to any parent, subsidiary or other entity that is affiliated with or related to Seller provided (A) such entity assumes and agrees to be bound by the obligations of Seller under this Agreement, (B) any such transfer shall not release or relieve Seller of its obligations to Purchaser under this Agreement and (C) such entity has the power and authority to comply with Seller’s obligations under this Agreement.

ARTICLE 3

INSPECTION PERIOD

3.1 Right of Inspection.

(a) Beginning upon the Effective Date and continuing thereafter so long as this Agreement remains in full force and effect, Purchaser shall have the right to make a physical inspection of the Property and to examine at such place or places at the Property, in the offices of the property manager or elsewhere as the same may be located, any operating files maintained by Seller or its property manager in connection with the leasing, maintenance and/or management of the Property, including, without limitation, the Leases, lease files, service contracts, bills, invoices, receipts and other general records relating to the income and expenses of the Property, correspondence, surveys, plans and specifications, warranties for services and materials provided to the Property and similar materials, but excluding materials not directly related to the leasing, maintenance, and/or management of the Property such as Seller’s internal memoranda, financial projections, insurance policies, operating budgets, appraisals, accounting and tax records and similar proprietary or confidential information.

(b) Purchaser understands and agrees that any on-site inspections of the Property shall be governed by and conducted in accordance with that certain Access and Indemnity Agreement between Purchaser and Seller dated February 4, 2009 (the “Access

Agreement”). The parties hereby affirm that the Access Agreement remains in full force and effect under its terms, and the Access Agreement is incorporated herein by this reference. If and to the extent that the terms of the Access Agreement conflict with the terms of this Agreement, the terms of this Agreement shall control.

(c) Purchaser shall indemnify, hold harmless and defend Seller, its general partner and their respective officers, directors, employees and shareholders from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys’ fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) of whatsoever nature (for purposes of this Section 3.1, individually a “Claim” and collectively, “Claims”) that may be incurred by Seller or any other indemnified party and arising out of or in connection with the acts or omissions of Purchaser and its agents, representatives, contractors and consultants, or any of them, including but not limited to Claims arising out of or in connection with personal injury or death of persons, loss, destruction or damage to property, or liens or claims of lien filed against the Property. Notwithstanding the foregoing, Purchaser shall have no liability for pre-existing conditions discovered by any inspection of the Real Property and not aggravated by Purchaser. This Section 3.1(c) shall survive Closing or any termination of this Agreement.

3.2 Right of Termination. Seller agrees that in the event Purchaser determines, in Purchaser’s sole discretion, that it does not wish to acquire the Property for any reason or no reason, then Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller on or before April 1, 2009 (the “Inspection Date”). Upon any such termination of this Agreement pursuant to Purchaser’s rights under this Section 3.2, all of the Earnest Money shall be promptly returned to Purchaser in accordance with Section 1.6 hereof (less $100.00 which shall be paid to Seller as independent consideration pursuant to Section 1.6), and Purchaser and Seller shall have no further rights and obligations hereunder except those which expressly survive termination of this Agreement. If Purchaser fails to give Seller timely notice of termination on or before the Inspection Date, then Purchaser shall no longer have the right to terminate this Agreement under this Section 3.2 and (subject to any contrary provisions of this Agreement) shall be bound to proceed to Closing and consummate the transaction contemplated hereby pursuant to the terms of this Agreement. Time is of the essence with respect to the provisions of this Section 3.2. The period commencing on the Effective Date and ending on the Inspection Date is sometimes referred to herein as the “Inspection Period”.

ARTICLE 4

CLOSING

4.1 Time and Place. The consummation of the transaction contemplated hereby (“Closing”) shall be held through escrow at the office of Escrow Agent in metropolitan Atlanta, Georgia (4170 Ashford Dunwoody Road, Suite 285, Atlanta, Georgia 30319) (Atlanta, Georgia local time) on April 30, 2009, unless such date is extended pursuant to the express terms of this Agreement. At Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3. The Closing may be held at such other place or such earlier time and date as Seller and Purchaser shall mutually approve in writing. The date on which the Closing is scheduled to occur hereunder (or, if earlier, the date on which Closing occurs) is sometimes referred to herein as the “Closing Date”. The parties will endeavor to “pre-close” on the business day prior to the Closing Date, so as to allow the wire transfers of the Purchase Price to occur prior to noon on the Closing Date or as promptly thereafter as practical.

4.2 Seller’s Obligations at Closing. At Closing, Seller shall:

(a) deliver to Purchaser a duly executed limited warranty deed in the form attached hereto as Schedule 4.2(a) and by this reference made a part hereof, conveying the Real Property to Purchaser subject to the Permitted Exceptions (the “Deed”);

(b) deliver to Purchaser two counterparts of a bill of sale and assignment and assumption of leases and service contracts, in the form attached hereto as Schedule 4.2(b) and by this reference made a part hereof, duly executed by Seller, pursuant to which (i) Seller shall convey the Tangible Personal Property and the Intangible Property to Purchaser, and (ii) Seller shall assign to Purchaser, and Purchaser shall assume from and after the date of Closing, Seller’s interest in and to the Leases and Designated Service Contracts, as amended or supplemented pursuant to this Agreement (the “Bill of Sale and Assignment”);

(c) join with Purchaser to execute a notice (the “Tenant Notice”) in form and content reasonably satisfactory to Purchaser and Seller, which Purchaser shall send to each tenant under each of the Leases informing such tenant of the sale of the Property and of the assignment to Purchaser of Seller’s interest in, and obligations under, the Leases (including, if applicable any security deposits) and directing that all rent and other sums payable after the Closing under each such Lease shall be paid as set forth in the notice.

(d) deliver to Purchaser a certificate (“Seller’s Closing Certificate”), dated as of the date of Closing and duly executed by Seller, in the form of Schedule 4.2(d) attached hereto, stating that the representations and warranties of Seller contained in Section 5.1 of this Agreement and the covenants in Section 5.4 of this Agreement are true and correct in all material respects as of the date of Closing (with appropriate modifications to reflect any changes therein or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change). The inclusion of any change or exception in such certificate shall not prejudice Purchaser’s rights under this Agreement with respect to the subject matter of such change or exception. The Seller’s Closing Certificate shall include an updated Rent Roll dated as of a date as close to the Closing Date as is practical as to which Seller shall make the same representations and warranties, as of the date of such Rent Roll, as Seller makes under Section 5.1(d) with respect to the Rent Roll attached hereto.

(e) deliver to Purchaser such evidence as Purchaser’s counsel and/or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

(f) deliver to Purchaser an affidavit duly executed by Seller stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act;

(g) deliver to the Title Company a title insurance affidavit, if required by the Title Company, duly executed by Seller or a representative of Seller, in form and content reasonably satisfactory to Seller and the Title Company;

(h) deliver to Purchaser at the place of Closing or at the Property the Leases in the possession of Seller or Seller’s agents, including any originally executed Leases in Seller’s possession at the Property or otherwise in Seller’s reasonable control, together with such leasing and property files and records which are material in connection with the continued operation, leasing and maintenance of the Property, all to the extent not previously delivered;

(i) deliver to Purchaser possession and occupancy of the Property, subject to the Permitted Exceptions;

(j) deliver such additional documents as shall be reasonably requested by the Title Company or Purchaser or required to consummate the transaction contemplated by this Agreement (such as, without limitation, a closing statement, 1099 form and an affidavit regarding brokers); provided, however, that in no event shall Seller be required to indemnify the Title Company, Purchaser, or any other party pursuant to any such documents, or undertake any other material liability not expressly contemplated in this Agreement, unless Seller elects to do so in its sole discretion;

(k) if the legal description attached hereto as Schedule 1.1(a) differs from the legal description drawn from the Survey, Seller shall at Closing deliver (in addition to the Deed) a quit claim deed conveying the Real Property pursuant to the legal description drawn from the Survey, which legal description shall be subject to Seller’s approval, which approval shall not be unreasonably withheld;

(l) Seller shall deliver to Purchaser and Escrow Agent such certificate or affidavit, if any, as is required under applicable provisions of Georgia law and regulation, to assure Purchaser and Escrow Agent that Georgia sales tax withholding is not required. If Seller fails to deliver such certificate or affidavit, and otherwise fails to provide Purchaser and Escrow Agent reasonably satisfactory assurance that withholding is not required, then Escrow Agent shall be entitled to withhold applicable Georgia sales taxes if and to the extent required by applicable Georgia law and regulation; and

(m) deliver to Purchaser CDs containing various Property financial reports downloaded from Seller’s MRI operating system at Closing or within one (1) day following Closing.

This Section 4.2 shall survive the Closing.

4.3 Purchaser’s Obligations at Closing. At Closing, Purchaser shall:

(a) deliver to Escrow Agent the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided on the Closing Date, in immediately available federal funds wire transferred to Escrow Agent’s Account pursuant to Section 1.5 above, it being agreed that at Closing the Earnest Money shall be applied towards payment of the Purchase Price, and deliver to Escrow Agent instructions to immediately release the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, to Seller;

(b) join Seller in execution of all counterparts of the Bill of Sale and Assignment and the Tenant Notice. In connection with the Tenant Notice, Purchaser shall deliver to each and every tenant of the Property under a Lease thereof a signed statement acknowledging Purchaser’s receipt and responsibility for each tenant’s security deposit (to the extent credited or delivered by Seller to Purchaser at Closing), if any, all in compliance with and to the extent required by the applicable law. The provisions of this sub-section shall survive Closing;

(c) deliver to Seller such evidence as Seller’s counsel and/or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser;

(d) deliver to Seller a certificate dated as of the date of Closing and duly executed by Purchaser, (i) reaffirming the provisions of Section 5.7(a) and Article 9 and confirming that such provisions remain and will continue in full force and effect as of and after the Closing, and (ii) stating that the representations and warranties of Purchaser contained in Section 5.5 of this Agreement are true and correct in all material respects as of the date of Closing; and

(e) deliver such additional documents as shall be reasonably requested by the Title Company or required to consummate the transaction contemplated by this Agreement, provided, however, that in no event shall Purchaser be required to undertake any other material liability not expressly contemplated in this Agreement, unless Purchaser elects to do so in its sole discretion.

This Section 4.3 shall survive the Closing.

4.4 Credits and Prorations.

(a) All income and expenses in connection with the operation of the Property shall be apportioned, as of 11:59 p.m. (Atlanta, Georgia local time) on the day prior to the Closing Date, as if Purchaser were vested with title to the Property during the entire Closing Date, such that Seller shall have the benefit of income and the burden of expenses for the day preceding the Closing Date and the Purchaser shall have the benefit of income and the burden of expenses for the Closing Date and thereafter. Items (1)-(5) below will be prorated at Closing utilizing the information known at that time. A post-closing

“true-up” shall take place within ninety (90) days of the Closing Date to adjust the prorations of said items (1), (3), (4) and (5), if necessary, and within one year to adjust the proration of said item (2), if necessary. Such prorated items shall include, without limitation, the following:

(1) rents and late charges, if any, based on the amount collected for the current month. The term “rents” as used in this Agreement includes all payments due and payable by, or received from, tenants under the Leases other than refundable deposits, application fees, pet fees and cleaning charges and termination payments (which refundable deposits, pet fees and termination payments shall be treated as set forth in Section 4.4(b)(1), but application fees and cleaning charges (if utilized to clean such unit) shall be retained by Seller);

(2) ad valorem taxes and assessments levied against the Property (including personal property taxes on the Tangible Personal Property), which shall be prorated as set forth in Section 4.4(b)(2) hereof;

(3) property-specific payments to Seller or amounts due to Seller under the Designated Service Contracts (including without limitation, signing bonuses, rebates, concessions and commissions); provided all of such payments shall be equitably prorated (with Purchaser receiving an appropriate credit) based on the length of the Designated Service Contract and the time period of ownership by Seller and Purchaser during such time;

(4) gas, electricity and other utility charges for which Seller is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing; and

(5) any other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in comparable commercial transactions in the area in which the Property is located.

(b) Notwithstanding anything contained in the foregoing provisions:

(1) At Closing, (A) Seller shall credit to Purchaser the amount of such refundable resident deposits and pet fees as shown on the rent roll, and (B) Seller shall credit Purchaser for an equitable portion of any termination payments received after the Effective Date based on the percentage calculated by using the length which was remaining under such terminated lease as of the Closing Date divided by the total term of such lease; provided, however, termination payments for units that have been re-leased to residents as of the Closing Date shall not be credited to Purchaser and (C) Purchaser shall credit to the account of Seller all refundable cash or other deposits posted with utility companies serving the Property, or, at either party’s option, Purchaser shall contract directly with the utility companies and Seller shall be entitled to receive and retain such refundable cash and deposits; provided that Purchaser and Seller will cooperate so that utility service to the Property is not interrupted. From and after the Effective Date, Seller agrees not to apply any refundable resident deposits to unpaid obligations under a lease unless such lease is terminated (in which event such applied resident deposit shall be treated as a termination fee after deducting any amounts to repair or clean the unit and shall be prorated per subsection (B) above).

(2) Any ad valorem taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid for the current tax year. If all taxes and assessments for the current tax year have not been paid before Closing, then Seller shall be charged at Closing an amount equal to that portion of such taxes and assessments which relates to the period before Closing and Purchaser shall pay the taxes and assessments prior to their becoming delinquent. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed. To the extent that the actual taxes and assessments for the current tax year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves following Closing promptly following the availability of the final tax bills.

(3) Gas, electricity and other utility charges referred to in Section 4.4(a)(4) above which are payable by any tenant to a third party shall not be apportioned hereunder, and Purchaser shall accept title subject to any of such charges which are unpaid and Purchaser shall look solely to the responsible tenant for the payment of the same. If Seller shall have paid any of such charges on behalf of any tenant, but shall not have been reimbursed therefor by the time of Closing, and if Purchaser is reimbursed for such charges after Closing, a post-closing “true-up” shall take place within thirty (30) days after Purchaser is reimbursed for such charges.

(4) As to gas, electricity and other utility charges referred to in Section 4.4(a)(4) above, Seller may on notice to Purchaser elect to pay one or more of all of such items accrued to the Closing Date directly to the person or entity entitled thereto, and to the extent Seller so elects and the utility company agrees to look solely to Seller for payment of any such item accrued prior to the Closing Date, such item shall not be apportioned hereunder, and Seller’s obligation to pay such item with respect to the period prior to Closing directly in such case shall survive the Closing.

(5) Seller shall pay in full all leasing commissions and locators’ and finders’ fees, if any, due to leasing or other agents (pursuant to any contractual arrangement with Seller) for each Lease and Lease renewal entered into by Seller prior to the Closing Date promptly when due.

(6) The Tangible Personal Property is included in this sale, without further charge, except that Purchaser shall pay to Seller or the applicable taxing authority the amount of any sales tax payable in connection with the transfer of the Tangible Personal Property and Purchaser shall execute and deliver any tax returns required of it in connection therewith, said obligations of Purchaser to survive closing.

(7) Unpaid and delinquent rent collected by Seller and Purchaser after the date of Closing shall be delivered as follows: (a) if Seller collects any unpaid or delinquent rent for the Property, Seller shall, within thirty (30) days after the receipt thereof, deliver to Purchaser any such rent which Purchaser is entitled to hereunder relating to the date of Closing and any period thereafter, and (b) if Purchaser collects any unpaid or delinquent rent from the Property, Purchaser shall, within thirty (30) days after the receipt thereof, deliver to Seller any such rent which Seller is entitled to hereunder relating to the period prior to the date of Closing. Seller and Purchaser agree that all rent received by Seller or Purchaser after the Closing shall be applied first to current rentals and then to delinquent rentals, if any, in inverse order of maturity. Purchaser will make a good faith effort after Closing to collect all rents in the usual course of Purchaser’s operation of the Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent rents. Notwithstanding the foregoing, Seller shall have the sole right to collect rents, if any, which are unpaid or delinquent as of Closing, from tenants who are no longer in occupancy as of the Closing (and Purchaser shall promptly deliver any such rents to Seller if received by Purchaser after Closing).

(8) The provisions of this Section 4.4 shall survive Closing.

4.5 Closing Costs. Seller shall pay (a) the fees of any counsel representing it in connection with this transaction, (b) one-half ( 1/2) of any escrow fee which may be charged by Escrow Agent or Title Company, (c) all applicable transfer taxes, documentary stamp taxes and similar charges relating to the transfer of the Property, (d) the cost of the Survey provided by Seller (but not the cost of any update or revision to the Survey), (e) the base premium for the Title Policy in the amount of the Purchase Price, (f) the costs of curing all title objections for which Seller is responsible under this Agreement and (g) the costs of recording all mortgage cancellations. Purchaser shall pay (A) the fees of any counsel representing Purchaser in connection with this transaction, (B) one-half ( 1/2) of any escrow fees charged by the Escrow Agent or Title Company, (C) the fees for recording the Deed, (D) the premiums for any title insurance endorsements, deletion of the “survey exception,” title insurance coverage in excess of the Purchase Price or lender’s title insurance policy, (E) the costs of any financing obtained by Purchaser, (F) the cost of Purchaser’s inspections of the Property, (G) the cost of any updates or revisions to the Survey, including updates or revisions necessary to comply with the requirements of Purchaser or its lender, and (H) any sales or similar taxes on the transfer of the Tangible Personal Property, as more fully described in Section 4.4(b)(6). All other costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring same.

4.6 Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing (or such earlier time as otherwise required hereby) of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(a) Seller shall have delivered to Purchaser all of the material items required to be delivered to Purchaser by Seller or Seller’s agents pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.2

(b) All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement or not adverse to Purchaser).

(c) Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing.

(d) All other conditions precedent to Purchaser’s obligation to consummate the transaction hereunder (if any) which are expressly set forth in this Agreement shall have been satisfied on or before the date of Closing.

(e) All material licenses, permits and approvals required for the ownership and operation of the Property in existence on the Effective Date and of a continuing nature shall be and remain in full force and effect at Closing; provided, however, it shall not be a violation of the foregoing condition if, as of the Closing Date, Seller is in the process of renewing or applying for a material license, permit or approval.

In the event any of the foregoing conditions has not been satisfied by the Closing Date, such failure is not the result of a default by Purchaser or Seller hereunder (in the case of a default by Purchaser or Seller, the remedies of the parties shall be governed in accordance with the provisions of ARTICLE 6) and the failure of such condition would cause a diminution in the value of the Property in excess of $25,000, Purchaser shall have the right to terminate this Agreement by written notice given to Seller on the Closing Date, whereupon Escrow Agent shall promptly refund the Earnest Money to Purchaser and the parties shall have no further rights, duties or obligations hereunder, other than those which are expressly provided herein to survive the termination of this Agreement. If the failure of such condition would cause a diminution in the value of the Property in an amount less than $25,000, Purchaser shall be obligated to proceed to Closing, but in such event Seller shall credit Purchaser for such amount at Closing.

4.7 Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

(a) Seller shall have received the Purchase Price as adjusted pursuant to and payable in the manner provided for in this Agreement.

(b) Purchaser shall have delivered to Seller all of the material items required to be delivered to Seller by Purchaser or Purchaser’s agents pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3.

(c) All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement or not adverse to Seller).

(d) Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the date of Closing.

(e) All other conditions precedent to Seller’s obligation to consummate the transaction hereunder (if any) which are expressly set forth in this Agreement shall have been satisfied on or before the date of Closing.

In the event any of the foregoing conditions has not been satisfied by the Closing Date and such failure is not the result of a default by Purchaser or Seller hereunder (in the case of a default by Purchaser or Seller, the remedies of the parties shall be governed in accordance with the provisions of ARTICLE 6), Seller shall have the right to terminate this Agreement by written notice given to Purchaser on the Closing Date, whereupon Escrow Agent shall promptly refund the Earnest Money to Purchaser and the parties shall have no further rights, duties or obligations hereunder, other than those which are expressly provided herein to survive a termination of this Agreement.

4.8 Seller’s Tax Deferred Exchange. Seller may convey the Property as part of a tax deferred exchange for the benefit of Seller pursuant to Section 1031 of the Internal Revenue Code. Seller may assign all of Seller’s contract rights and obligations hereunder to an exchange accommodation titleholder or a qualified intermediary, as part of, and in furtherance of, such tax deferred exchange. Purchaser agrees to assist and cooperate in such exchange for the benefit of Seller at no cost, expense or liability to Purchaser and without reduction or alteration of the rights of Purchaser under this Agreement and with respect to Seller; and Purchaser further agrees to execute any and all documents (subject to the reasonable approval of Purchaser’s legal counsel) as are reasonably necessary in connection with such exchange at Seller’s sole expense provided that Purchaser shall not be required to undertake any material liability or obligation in so doing and provided that such exchange does not extend the Closing Date. As part of such exchange, Seller shall convey the Property directly to Purchaser and Purchaser shall not be obligated to acquire or convey any other property as part of such exchange. Seller shall indemnify, hold harmless and defend Purchaser from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys’ fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) that may be incurred by Purchaser and arising out of Purchaser’s participation in such exchange for the benefit of Seller, which obligation shall survive the Closing. Notwithstanding the foregoing, should Seller fail to effect a tax deferred exchange as contemplated in this Section 4.8 for any reason, then the sale by Seller of the Property shall be consummated in accordance with terms and conditions of this Agreement just as though the provisions of this Section 4.8 had been omitted from this Agreement, except that Purchaser shall be reimbursed and indemnified from resulting costs and expenses as provided in this Section. Nothing contained in this Section 4.8 shall release Seller of any of its obligations or liabilities under this Agreement, whether accruing before, at or after Closing, nor shall anything contained in this Section 4.8 impose any liability or obligation on Purchaser with respect to the tax consequences of this transaction to Seller.

4.9 Purchaser’s Tax Deferred Exchange. Purchaser may acquire the Property as part of a tax deferred exchange for the benefit of Purchaser pursuant to Section 1031 of the Internal Revenue Code. Purchaser may assign all of Purchaser’s contract rights and obligations hereunder to an exchange accommodation titleholder or a qualified intermediary, as part of, and in furtherance of, such tax deferred exchange. Seller agrees to assist and cooperate in such exchange for the benefit of Purchaser at no cost, expense or liability to Seller and without reduction or alteration of the rights of Seller under this Agreement and with respect to Purchaser; and Seller further agrees to execute any and all documents (subject to the reasonable approval of Seller’s legal counsel) as are reasonably necessary in connection with such exchange at Purchaser’s sole expense provided that Seller shall not be required to undertake any material liability or obligation in so doing and provided that such exchange does not extend the Closing Date. As part of such exchange, Seller shall convey the Property directly to Purchaser and Seller shall not be obligated to acquire or convey any other property as part of such exchange. Purchaser shall indemnify, hold harmless and defend Seller from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys’ fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) that may be incurred by Seller and arising out of Seller’s participation in such exchange for the benefit of Purchaser. Notwithstanding the foregoing, should Purchaser fail to effect a tax deferred exchange as contemplated in this Section 4.9 for any reason, then the purchase by Purchaser of the Property shall be consummated in accordance with terms and conditions of this Agreement just as though the provisions of this Section 4.9 had been omitted from this Agreement, except that Seller shall be reimbursed and indemnified from resulting costs and expenses as provided in this Section. Nothing contained in this Section 4.9 shall release Purchaser of any of its obligations or liabilities under this Agreement, whether accruing before, at or after Closing, nor shall anything contained in this Section 4.9 impose any liability or obligation on Seller with respect to the tax consequences of this transaction to Purchaser.

ARTICLE 5

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1 Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date. Such representations and warranties are subject to (i) those matters, if any, disclosed in Seller’s disclosure statement attached hereto as Schedule 5.1 and made a part hereof by this reference (“Seller’s Disclosure Statement”), (ii) the Permitted Exceptions, and (iii) all other applicable provisions of this Agreement, including without limitation ARTICLE 9. In addition, each individual representation and warranty is qualified to the extent of any applicable information or exception which is otherwise disclosed in another representation or warranty of Seller herein.

(a) Organization and Authority. Seller has been duly organized and is validly existing and in good standing as a limited partnership under the laws of the State of Georgia. Seller has the full right and authority to enter into this Agreement and to transfer the Property pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein. The person signing this Agreement on behalf of Seller is authorized to do so. Neither the execution and delivery of this Agreement nor any other documents executed and delivered, or to be executed and delivered, by Seller in connection with the transactions described herein, will violate any provision of Seller’s organizational documents or of any agreements, regulations, or laws to or by which Seller is bound. This Agreement has been, and each document to be executed and delivered by Seller at Closing shall have been as of Closing, duly authorized, executed and delivered by Seller, is a valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally; and (ii) the exercise of judicial discretion in accordance with general principles of equity.

(b) Consents. Seller has obtained all consents and permissions (if any) related to the transactions herein contemplated and required under any covenant, agreement, encumbrance, law or regulation by which Seller or the Property is bound.

(c) Pending Actions. Except as set forth on Schedule 5.1, to Seller’s knowledge, Seller has not received written notice of any action, suit, arbitration, administrative or judicial proceeding, or unsatisfied order or judgment against Seller which pertains directly to the Property or the transaction contemplated by this Agreement, which in either case, if adversely determined, would have a material adverse effect on the use, operation, or value of the Property, and Seller has no knowledge that such an action is threatened.

(d) Leases and Rent Roll. Seller is the lessor or landlord under the Leases. The Rent Roll attached as Schedule 1.1(e) is, and each rent roll hereafter delivered by Seller to Purchaser shall be the rent roll maintained by Seller and relied on by Seller for internal administration and accounting purposes. Notwithstanding anything to the contrary contained in this Agreement, Seller does not represent or warrant that any particular Lease will be in force or effect at Closing or that the tenants under the Leases will have performed their obligations thereunder. The termination of any Lease prior to Closing by reason of the tenant’s default or for any other reason not constituting a default by Seller under this Agreement shall not affect the obligations of Purchaser under this Agreement in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser.

(e) Condemnation. Seller has not received written notice of any pending condemnation proceedings relating to the Property, and to Seller’s knowledge, no such proceeding is threatened.

(f) Insurance. To Seller’s knowledge, Seller has not received prior to the Effective Date any written notice from Seller’s current insurance carrier of any defects or inadequacies in or on the Property or any part or component thereof that would materially and adversely affect the insurability of the Property or cause any material increase in the premiums for insurance for the Property, that have not been cured or repaired.

(g) Environmental Matters. Except as may be set forth in those environmental reports and other matters, if any, identified on Schedule 5.1(g) (collectively, the “Environmental Reports”), (i) Seller has received no written notice from any governmental authority asserting, and Seller has no actual knowledge of, any violation of Environmental Laws related to the Property which has not been cured or corrected as of the Effective Date and (ii) to Seller’s knowledge, Seller has not commissioned any study relating to the presence or absence of Hazardous Materials on the Property. The term “Environmental Laws” includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation, and Liability Act and other federal laws governing the environment as in effect on the date of this Agreement together with their implementing regulations as of the date of this Agreement applicable to the Property, and all applicable state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate hazardous or toxic substances and materials. The term “Hazardous Materials” includes petroleum (including crude oil or any fraction thereof) and any substance, material, waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Laws, in any case at levels or concentrations requiring monitoring, reporting, remediation or removal in accordance with Environmental Laws.

(h) Financial Status. Seller is solvent, has not made a general assignment for the benefit of its creditors, and has not admitted in writing its inability to pay its debts as they become due, nor has Seller filed, nor does it contemplate the filing of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other proceeding for the relief of debtors in general, nor has any such proceeding been instituted by or against Seller, nor is any such proceeding to Seller’s knowledge threatened or contemplated. The sale of the Property will not render Seller insolvent.

(i) Service Contracts. To Seller’s knowledge, (i) there are no material service, supply, equipment rental or similar agreements (each a “Service Contract” and collectively “Service Contracts”) to which Seller is a party affecting the Property other than (A) those set forth in Schedule 5.1(i) and (B) certain multi-property service contracts which will be terminated as to the Property on or before Closing, and (ii) to the extent the same are in Seller’s possession, those Service Contracts which have been or will be delivered by Seller to Purchaser are true, correct and complete in all material respects and include any material amendments or modifications thereto. To Seller’s knowledge, Seller is not in default with respect to its obligations or liabilities under any of the Service Contracts.

(j) Employees. Seller has no employees which Purchaser shall be obligated to employ following the Closing.

(k) Laws. Seller has no knowledge that the Property is currently in violation of any law, ordinance or regulation of any governing entity having jurisdiction over the Property, including without limitation, zoning laws.

(l) Prior Flood, Fire or Casualty Damage. During the past three (3) years, except as set forth in Schedule 5.1(l), there has been no flood, fire or casualty damage at the Property where the damage cost in excess of $50,000 per occurrence to repair.

5.2 Knowledge Defined. References to the “knowledge” of Seller shall refer only to the actual knowledge, without investigation or inquiry, on the Effective Date of the Designated Representatives (as hereinafter defined) of Seller, and shall not be construed, by imputation or otherwise, to refer to the knowledge of any property manager or broker, or to any other officer, agent, manager, representative or employee of Seller or any affiliate of Seller, or to impose upon such Designated Representatives any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. Seller affirms that the Designated Representatives listed below are the executives of Seller principally responsible for the Property. As used herein, the term “Designated Representatives” shall refer to the following persons: (i) Jeffrey W. Harris, Executive Vice President, (ii) Suzanne H. Holman, Vice President, Acquisitions, Dispositions and Condominium Operations, (iii) Carla Barrie, Area Vice President, and (iv) Jenny Baker, Property Manager. In no event shall Purchaser have any personal claim against the above-named individuals as a result of the reference thereto in this Section 5.2 and Purchaser waives and releases all such claims which Purchaser now has or may later acquire against them in connection with the transactions contemplated in this Agreement.

5.3 Survival of Seller’s Representations and Warranties. The representations and warranties of Seller set forth in Section 5.1 as updated by Seller’s Closing Certificate, shall survive Closing for a period of one (1) year after Closing. No claim for a breach of any representation or warranty of Seller shall be actionable or payable (a) if the breach in question results from or is based on a condition, state of facts or other matter which was known to Purchaser prior to Closing, (b) unless the valid claims for all such breaches collectively aggregate Five Thousand Dollars ($5,000.00) or more, in which event the full amount of such valid claims shall be actionable, up to but not exceeding the amount of the Cap (as defined below), and (c) unless written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of said one (1) year period and an action shall have been commenced by Purchaser against Seller within eighteen (18) months after Closing. Seller shall not be liable to Purchaser to the extent Purchaser’s claim is satisfied from any insurance policy, Service Contract or Lease. As used herein, the term “Cap” shall mean the total aggregate amount of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00). Except for matters of fraud, in no event shall Seller’s aggregate liability to Purchaser for any and all breaches of any representation or warranty of Seller in this Agreement or Seller’s Closing Certificate exceed the amount of the Cap, and Purchaser hereby waives and disclaims any right to damages or compensation for any and all such breaches in excess of the Cap.

5.4 Covenants of Seller. Seller hereby covenants with Purchaser, from the Effective Date until the Closing or earlier termination of this Agreement, as follows:

(a) Operation of Property. Seller shall use reasonable efforts to operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the date hereof.

(b) Execution of New Leases and Renewals. Seller shall use reasonable efforts to negotiate new leases for unrented apartment units in the Improvements and/or Lease renewals for rented apartment units in the Improvements and shall maintain an advertising and marketing program for apartment units in the Improvements consistent with Seller’s past practices at the Property. Except for amendments or leases entered into pursuant to renewal notices mailed prior to the execution of this Agreement, unless Purchaser agrees otherwise in writing, any new leases or renewals of existing leases for such apartment units entered into by Seller after the Effective Date until the Closing or earlier termination of this Agreement shall be on Seller’s standard apartment lease form for the Property, and shall be for terms of no less than three (3) months and no more than twelve (12) months. In all cases, Seller shall retain the discretion to set rent rates, concessions and other terms of occupancy, provided (i) Seller shall only enter into new leases or renewals in the ordinary course of business taking into account Seller’s then-current good faith evaluation of market conditions and (ii) the rental rates charged by Seller shall be a minimum of ninety percent (90%) of the average rental rates for similar units (with similarity being determined on the basis of the number of bedrooms, square footage and common features in units) obtained by Seller during the months of January and February, 2009. Each such new lease or renewal entered into by Seller shall constitute a “Lease” for purposes of this Agreement.

(c) Maintenance of Insurance. Seller shall keep the Improvements insured against loss or damage (including rental loss) by fire and all risks covered by the Seller’s insurance that is currently in force, provided that Seller may make adjustments in Seller’s insurance coverage for the Property which are consistent with Seller’s general insurance program for Seller’s other apartment properties as in effect from time to time.

(d) Enforcement of Existing Leases. Seller shall perform the landlord’s material obligations to the tenants under the Leases and enforce the material obligations of the tenants under the Leases, in each case in accordance with the current management standards of Seller for its apartment properties.

(e) Preparation of Vacant Units for Lease. Seller shall place apartment units that are now vacant or that become vacant into rent-ready condition on or before the Closing Date in accordance with Seller's current management standards for its apartment properties as though no sale of the Property were contemplated or, at Seller’s option, provide Purchaser a credit at Closing equal to Five Hundred Dollars ($500.00) per unit for all of the apartment units that are not in rent-ready condition on the Closing Date.

(f) Provide Copies of Notices. Seller shall furnish Purchaser with a copy of all written notices received by Seller from any governmental authority of any violation of any law, statute, ordinance, regulation or order of any governmental or public authority relating to the Property within five (5) business days following Seller’s receipt thereof, but, if received by such date, in no event later than two (2) business days prior to the Closing Date.

(g) Removal and Replacement of Tangible Personal Property. Seller shall not remove any Tangible Personal Property except as may be required for necessary repair or replacement (which repair and replacement shall be of equal quality and quantity as existed as of the time of the removal), or otherwise in accordance with current inventory and management standards of Seller for its apartment properties, provided that any appliances, leasing office furniture, pool furniture, fitness center equipment, or other similar items of equipment so removed by Seller are promptly replaced by Seller, at its cost, with items of comparable value and utility.

(h) Execution of New Contracts. Seller shall not, without Purchaser’s prior written consent in each instance (which consent shall not be unreasonably withheld or delayed during the Inspection Period but which thereafter may be withheld in Purchaser’s sole discretion), amend or terminate any of the Must Take Service Contracts, or enter into any contract or agreement that will be an obligation affecting the Property or binding on Purchaser after the Closing, except that (i) Seller may enter into, amend or enforce (including enforcement by termination) Service Contracts in the ordinary course of business as reasonably necessary for the continued operation and maintenance of the Property, provided any new Service Contracts are terminable without cause or penalty on thirty (30) days notice, and (ii) Seller may conduct leasing activity as provided in Section 5.4(b) hereof.

(i) Maintenance of Permits. Seller shall make commercially reasonable efforts to maintain in existence all licenses, permits and approvals that are now in existence with respect to, and are required for, the ownership, operation or improvement of the Property, and are of a continuing nature.

(j) Management Contracts. As of Closing all property management contracts (if any) pertaining to the Property shall have been terminated.

5.5 Representations and Warranties of Purchaser. Purchaser hereby makes the following representations and warranties to Seller as of the Effective Date:

(a) Organization and Authority. Purchaser has been duly organized and is validly existing as a limited liability company under the laws of the State of Georgia. Purchaser has the full right and authority to enter into this Agreement and to purchase the

Property pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein. The person signing this Agreement on behalf of Purchaser is authorized to do so. Neither the execution and delivery of this Agreement nor any other documents executed and delivered, or to be executed and delivered, by Purchaser in connection with the transactions described herein, will violate any provision of Purchaser’s organizational documents or of any agreements, regulations, or laws to or by which Purchaser is bound. This Agreement has been duly authorized, executed and delivered by Purchaser, is a valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally; and (ii) the exercise of judicial discretion in accordance with general principles of equity.

(b) Consents. Purchaser has obtained all consents and permissions (if any) related to the transactions herein contemplated and required under any covenant, agreement, encumbrance, law or regulation by which Purchaser is bound.

(c) Pending Actions. To Purchaser’s knowledge, there is no action, suit, arbitration, administrative or judicial administrative proceeding, or unsatisfied order or judgment pending or threatened against Purchaser or the transaction contemplated by this Agreement, which, if adversely determined, could individually or in the aggregate have a material adverse effect on Purchaser’s ability to consummate the transaction contemplated herein.

(d) Financial Status. Purchaser has adequate financial resources to purchase the Property. Purchaser is solvent, has not made a general assignment for the benefit of its creditors, and has not admitted in writing its inability to pay its debts as they become due, nor has Purchaser filed, nor does it contemplate the filing of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other proceeding for the relief of debtors in general, nor has any such proceeding been instituted by or against Purchaser, nor is any such proceeding to Purchaser’s knowledge threatened or contemplated. The purchase of the Property will not render Purchaser insolvent.

(e) ERISA. Purchaser is not (i) an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a “governmental plan” under Section 3(32) of ERISA, (iii) any plan described in Section 4975 of the Internal Revenue Code, or (iv) an entity whose underlying assets include “plan assets” by reason of the application of the ERISA “plan assets” regulation (29 C.F.R. 2510.3-101).

(f) Patriot Act and Related Matters. Purchaser hereby represents, warrants, covenants and agrees, as of the date hereof and as of the Closing Date, as follows:

(i) Purchaser is familiar with the source of funds for the purchase price of the Property and represents that all such funds are and will be derived from legitimate business activities within the United States of America and/or from loans from a banking or financial institution chartered or organized within the United States of America. To the extent Seller is required to obtain such information in order to comply with applicable law, regulation or official government request, and to the extent providing such information does not violate applicable law, regulation or official government request, Purchaser agrees to provide to Seller such documents, certifications or other evidence as may be reasonably requested from time to time by Seller, confirming the source of funds for the Purchase Price (and that such funds derived from legitimate business activities).

(ii) Purchaser has been in compliance in all material respects during its existence and will continue to be in compliance in all material respects through the Closing Date with (a) the PATRIOT Act, Pub. L. No. 107-56, the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., the Money Laundering Control Act of 1986, and laws relating to the prevention and detection of money laundering in 18 U.S.C. §§ 1956 and 1957; (b) the Export Administration Act (50 U.S.C. §§ 2401-2420), the International Emergency Economic Powers Act (50 U.S.C. § 1701, et seq.), the Arms Export Control Act (22 U.S.C. §§ 2778-2994), the Trading With The Enemy Act (50 U.S.C. app. §§ 1-44), and 13 U.S.C. Chapter 9; (c) the Foreign Asset Control Regulations contained in 31 C.F.R., Subtitle B, Chapter V; and (d) any other civil or criminal federal or state laws, regulations, or orders of similar import.

(iii) None of the Purchaser Parties (as defined below) is now or shall be at any time until the Closing Date be a person who has been listed on (i) the Specially Designated Nationals and Blocked Persons List contained in Appendix A to 31 C.F.R., Subtitle B, Part V; (ii) the Denied Persons List, the Entity List, and the Unverified Parties List maintained by the United States Department of Commerce; (iii) the List of Terrorists and List of Debarred Parties maintained by the United States Department of State; and (iv) any other similar list maintained by any federal or state agency or pursuant to any Executive Order of the President of the United States of America. “Purchaser Parties” means, collectively, (a) Purchaser, (b) its executive officers, directors, managers, agents and employees, (c) its shareholders, members, partners, and other investors, or any other person that owns or controls Purchaser, (d) any entity on whose behalf Purchaser acts, and (e) its general partner.

5.6 Survival of Purchaser’s Representations and Warranties. The representations and warranties of Purchaser set forth in Section 5.5 shall survive Closing for a period of one (1) year after Closing.

5.7 Covenants of Purchaser.

(a) EXCEPT FOR CLAIMS BASED ON A BREACH BY SELLER OF THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 5.1 (g), PURCHASER IRREVOCABLY WAIVES ANY CLAIM AGAINST SELLER ARISING FROM THE PRESENCE OF HAZARDOUS MATERIALS OR MOLD OR ANY MOLD CONDITION ON THE PROPERTY OR THE BREACH OF ENVIRONMENTAL LAWS WITH RESPECT TO THE PROPERTY. “Mold” means mold, mildew, fungus or other potentially dangerous organisms. “Mold Condition” means the presence or suspected presence of Mold or any condition(s) that reasonably can be expected to give rise to or indicate the presence of Mold, including observed or suspected instances of water damage or intrusion, the presence of wet or damp wood, cellulose wallboard, floor coverings or other materials, inappropriate climate control, discoloration of walls, ceilings or floors, complaints of respiratory ailment or eye irritation by residents, employees or any other occupants or invitees in the Property, or any notice from a governmental agency of complaints regarding the indoor air quality at the Property.

(b) “Designated Service Contracts” means (i) those certain Service Contracts which are assignable in accordance with their terms which Purchaser identifies by written notice delivered to Seller on or before the Inspection Date as the Service Contracts Purchaser elects Seller to assign to Purchaser at Closing, (ii) those assignable Service Contracts regarding which Purchaser has failed to deliver such written notice on or before the Inspection Date, and (iii) those Service Contracts (the “Must Take Service Contracts”) attached hereto as Schedule 5.7(b) which are assignable in accordance with their terms and which may not be terminated without cause or penalty, with thirty (30) days (or less) written notice. Purchaser hereby elects to have all of the Service Contracts terminated by Seller at Closing. Seller agrees to use its good faith efforts to terminate all of the Must Take Service Contracts set forth on Schedule 5.7(b), with the exception of the Service Contract with Comcast. In the case of the Service Contract between Seller and Mac-Gray Services, Inc., Seller shall pay the termination fee and provide Mac-Gray Services, Inc. notice of its intent to terminate such contract on the Closing Date. In the event Seller uses its good faith efforts to terminate the remaining Must Take Service Contracts but is unable to terminate all of such contracts by the Closing Date, Purchaser shall still be obligated to close the transaction without any reduction in the Purchase Price. For purposes of this paragraph, the phrase ‘Seller agrees to use its good faith efforts’ shall include the requirement for Seller to pay the termination fees associated with terminating such Service Contract. The provisions of this Section 5.7(b) shall survive Closing.

5.8 Special Provisions Concerning Condominium Conversion.

(a) If Purchaser or any affiliate of Purchaser shall elect to conduct a program of sales of condominium units within the Property, or otherwise to convert all or any part of the Property to the condominium form of ownership, such party shall provide Seller with copies of the proposed condominium documentation in advance of submission to any governmental agency with jurisdiction over such sales program, or in advance of any recordation of any such documentation in the real property records. The proposed condominium documentation shall reflect a “Developer” or “Declarant” (or similar party) other than Seller or any affiliate of Seller and, except as may otherwise be required by law, shall contain no terms or provisions which would permit a proposed unit purchaser to learn that Seller or any affiliate of Seller was involved in or connected with the Property or the proposed condominium in any manner.

(b) Purchaser agrees that, at all times from and after Closing, it will indemnify, hold harmless and defend Seller and its affiliates, and their respective officers, partners, members, directors, employees and agents (herein collectively called the “Indemnified Parties”) from and against any and all liabilities, damages, losses, costs and expenses (including attorneys’ fees and expenses), which any of the Indemnified Parties may suffer, incur or be obligated to perform as a result of Purchaser’s, or any of its affiliates’, converting the form of ownership of all or any part of the Property to a condominium form of ownership and/or selling residential condominium units within the Property (hereinafter collectively called the “Condo Claims”). The foregoing indemnity with respect to the Condo Claims shall be in effect regardless of whether the Condo Claims result from actions of condominium unit owners, condominium unit purchasers or condominium or property owners’ association and regardless of whether such Condo Claims relate to the construction of the Property or any other matter, nature or thing, whatsoever. In the event Purchaser receives notice or otherwise becomes aware of a claim by any unit owner, unit purchasers, or condominium or property owner’s association and/or any other person or entity, whether such claim relates to the construction of the Property or any other matter, nature or thing, whatsoever, Purchaser agrees to take any and all actions which are reasonably necessary to prevent any claims from being brought against any of the Indemnified Parties.

(c) Prior to Closing, Purchaser shall not undertake or commence any sales or marketing activities regarding the conversion of all or any part of the Property to a condominium form of ownership or the marketing or sale of condominium units therein, including, without limitation, the submittal or recordation of any documentation regarding the conversion of the Property to a condominium form of ownership or the marketing or sale of condominium units therein. Additionally, and not by way of limitation, prior to Closing, neither Purchaser nor any affiliate of Purchaser, nor any of their respective partners, members, officers, directors, shareholders, agents or representatives, shall communicate any information about or concerning the future or potential conversion of all or any part of the Property to a condominium form of ownership, or the sale or marketing of any condominium units therein, to any existing or potential tenant or occupant of Seller or the Property. Notwithstanding the foregoing provisions or anything contained in this Agreement to the contrary, Purchaser shall be permitted to inspect or review any or all records of any federal, state or local governmental authority, and shall be permitted to make such inquiries of and obtain such documentation and information related to the Property from any federal, state or local governmental authorities to be able to confirm the compliance and the condition of the Property with respect to all governmental requirements and Purchaser’s ability to convert the Property to condominium use; provided, however, that this Section 5.8 does not permit the disclosure of any information concerning the potential conversion of the Property to a condominium form of ownership to any tenant or occupant of the Property or potential purchasers of condominium units prior to Closing.

(d) Purchaser hereby agrees to protect, defend, indemnify and hold harmless the Indemnified Parties from and against any and all liabilities, damages, losses costs and expenses (including attorneys’ fees and expenses) in any manner arising out of, by reason of or in connection with any breach by Purchaser of any of the provisions of this Section 5.8.

(e) This Section 5.8 shall survive the termination, cancellation, rescission or consummation of this Agreement.

ARTICLE 6

DEFAULT

6.1 Default by Purchaser. If the sale of the Property as contemplated hereunder is not consummated due to Purchaser’s default hereunder, then Seller shall be entitled, as its sole and exclusive remedy for such default, to terminate this Agreement and receive the Earnest Money as liquidated damages for the breach of this Agreement and not as a penalty, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Earnest Money is a reasonable estimate thereof, Seller hereby expressly waiving and relinquishing any and all other remedies at law or in equity. Seller’s right to receive the Earnest Money is intended not as a penalty, but as full liquidated damages pursuant to Official Code of Georgia Annotated §13-6-7. The right to receive the Earnest Money as full liquidated damages is Seller’s sole and exclusive remedy in the event of default hereunder by Purchaser, and Seller hereby waives and releases any right to (and hereby covenants that it shall not) sue Purchaser: (a) for specific performance of this Agreement, or (b) to recover any damages of any nature or description other than or in excess of the Earnest Money. Purchaser hereby waives and releases any right to (and hereby covenants that it shall not) sue Seller or seek or claim a refund of the Earnest Money (or any part thereof) on the grounds it is unreasonable in amount and exceeds Seller’s actual damages or that its retention by Seller constitutes a penalty and not agreed upon and reasonable liquidated damages, as permitted under Official Code of Georgia Annotated §13-6-7. This Section 6.1 is subject to Section 6.4 hereof.

6.2 Default by Seller. If the sale of the Property as contemplated hereunder is not consummated due to Seller’s default hereunder, then Purchaser shall be entitled, as its sole remedy for such default, either (a) to receive the return of the Earnest Money, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of Seller’s obligation to execute and deliver the documents required to convey the Property to Purchaser, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Except as set forth herein and for matters arising from fraud, Purchaser expressly waives and releases its rights to seek damages in the event of Seller’s default hereunder. In no event shall

Seller be liable for consequential, speculative, remote or punitive damages, or any other damages and Purchaser hereby waives and releases any right to seek or collect any such consequential, speculative, remote or punitive damages. Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Earnest Money if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before ninety (90) days following the date upon which Closing was to have occurred. Notwithstanding the foregoing, if specific performance is unavailable as a remedy (for example, if Seller conveys the Property to a third party), then Purchaser shall have the right to receive an immediate full refund of the Earnest Money and Purchaser shall have the right to seek actual damages from Seller.

6.3 Notice of Default; Opportunity to Cure. Neither Seller nor Purchaser shall be deemed to be in default hereunder until and unless such party has been given written notice of its failure to comply with the terms hereof and thereafter does not cure such failure within five (5) business days after receipt of such notice; provided, however, that this Section 6.3 (i) shall not be applicable to Purchaser’s failure to deliver the Earnest Money or any portion thereof on the date required hereunder or to a party’s failure to make any deliveries required of such party on the Closing Date and, accordingly, (ii) shall not have the effect of extending the Closing Date or the due date of any Earnest Money deposit hereunder.

6.4 Recoverable Damages. Notwithstanding Sections 6.1 and 6.2 hereof, in no event shall the provisions of Sections 6.1 and 6.2 limit (i) either Purchaser’s or Seller’s obligation to indemnify the other party, or the damages recoverable by the indemnified party against the indemnifying party due to, a party’s express obligation to indemnify the other party in accordance with the Access Agreement or Section 3.1, 4.8, 4.9, 5.8 or 8.2 of this Agreement, (ii) either party’s obligation to pay costs, fees or expenses under Section 4.5 hereof, or the damages recoverable by either party against the other party due to a party’s failure to pay such costs, (iii) either party’s obligation to pay costs, fees and any damages for breach of the representations or covenants of such party in this Agreement, subject to the limitations on recovery established by this Agreement or (iv) Seller’s right to pursue Purchaser for damages in the event this Agreement terminates for any reason, other than Seller’s default and for which Purchaser has elected to pursue the remedy of specific performance, and Purchaser has asserted any claim or right to the Property that would otherwise delay or prevent Seller from having clear, indefeasible and marketable title to the Property.

ARTICLE 7

RISK OF LOSS

7.1 Minor Damage. In the event of “damage” to the Property or any portion thereof which is not “major” (as such terms are hereinafter defined), this Agreement shall remain in full force and effect and Seller shall, at Closing, assign to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question and (if applicable) provide Purchaser a credit against the Purchase Price in an amount equal to the deductible amount or self-insured retention under such casualty insurance, plus all uninsured amounts applicable to such damage. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser. Until Closing, full risk of loss with respect to the Property shall belong to Seller.

7.2 Major Damage. In the event of a major damage, Purchaser may terminate this Agreement by written notice to Seller, in which event the Earnest Money shall be returned to Purchaser in accordance with Section 1.6. If Purchaser does not elect to terminate this Agreement within twenty (20) days after Seller sends Purchaser written notice of the occurrence of major loss or damage, then Purchaser shall be deemed to have elected to proceed with Closing (provided the date of Closing shall be extended if necessary in order to provide Purchaser the opportunity to use its entire twenty (20) day review period and allow Purchaser at least a ten (10) day period prior to Closing), in which event Seller shall assign to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question and (if applicable) provide Purchaser a credit against the Purchase Price in an amount equal to the deductible amount or self-insured retention under such casualty insurance, plus all uninsured amounts applicable to such damage.

7.3 Definition of Major Damage. For purposes of Sections 7.1 and 7.2:

(a) “damage” means (i) physical damage to or destruction of all or part of the Real Property by reason of fire, earthquake, tornado, flood or other casualty occurring after the Effective Date or (ii) the physical taking of all or part of the Real Property by condemnation or by conveyance in lieu of condemnation occurring after the Effective Date; and

(b) “major” damage refers to the following: (i) damage such that the cost of repairing or restoring the premises in question to a condition substantially similar to that of the premises in question prior to the event of damage would in the opinion of an architect selected by Seller and reasonably approved by Purchaser, be equal to or greater than (A) Five Hundred Thousand and No/100 Dollars ($500,000.00), in the case of an insured loss, and (B) Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), in the case of an uninsured loss, (ii) any damage due to a condemnation or conveyance in lieu of condemnation which permanently and materially impairs the current use or value of the Property or access to the Property from public roads or the number or utility of parking spaces and (iii) any damage that has an adverse effect on any of the terms of the loan that Purchaser anticipated receiving in connection with the Preliminary Commitment. If Purchaser does not give notice to Seller of Purchaser’s reasons for disapproving an architect within five (5) business days after receipt of notice of the proposed architect, then Purchaser shall be deemed to have approved the architect selected by Seller.

7.4 Seller’s Insurance. If necessary or appropriate for Purchaser to evaluate its options or enforce its rights under this Article 7 following any damage to the Property, Seller shall promptly provide to Purchaser on request a copy of Seller’s property insurance policies (or other applicable insurance policies) with respect to the Property.

ARTICLE 8

COMMISSIONS

8.1 Broker’s Commission. The parties acknowledge that Broker has been retained by and represents Seller as broker in connection with the sale of the Property by Seller to Purchaser, and is to be compensated for its services by Seller. Seller agrees that Seller shall pay to Broker upon, but only upon, final consummation of the transaction contemplated herein, a real estate brokerage commission pursuant to a separate written agreement between Seller and Broker. Broker has executed this Agreement for the purpose of acknowledging and agreeing that no real estate commission or other fee or compensation shall be earned by it or due it if the transaction contemplated herein does not close as a result of Seller’s default, Purchaser’s default or otherwise. At Closing, Broker shall execute and deliver to Seller and Purchaser a release of any lien or claim of lien of Broker with respect to the Property and shall execute and deliver to Purchaser and Seller a general release of any claims arising out of the transaction contemplated in this Agreement. Seller shall indemnify and hold Purchaser harmless with respect to the commission to Broker. This indemnity shall survive Closing.

8.2 Representation and Indemnity.

(a) Purchaser and Seller each hereby represents and warrants to the other that it has not disclosed this Agreement or the subject matter hereof to, and has not otherwise dealt with, any real estate broker, agent or salesman (other than Broker) so as to create any legal right or claim in any such broker, agent or salesman (other than Broker) for a real estate commission or similar fee or compensation with respect to the negotiation and/or consummation of this Agreement or the conveyance of the Property by Seller to Purchaser. Except as provided in Section 8.1 with respect to Broker, Purchaser and Seller shall indemnify, hold harmless and defend each other from and against any and all claims and demands for a real estate brokerage commission or similar fee or compensation arising out of any claimed dealings with the indemnifying party and relating to this Agreement or the purchase and sale of the Property (including reasonable attorneys’ fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity).

(b) Broker hereby represents and warrants to Seller and Purchaser that it has not disclosed this Agreement or the subject matter hereof to, and has not otherwise dealt with, any real estate broker, agent or salesman so as to create any legal right or claim in any such broker, agent or salesman for a real estate commission or similar fee or compensation with respect to the negotiation and/or consummation of this Agreement or the conveyance of the Property by Seller to Purchaser. Further, Broker shall indemnify, hold harmless and defend each of Seller and Purchaser from and against any and all claims and demands for a real estate brokerage commission or similar fee or compensation arising out of any claimed dealings with Broker and relating to this Agreement or the purchase and sale of the Property (including reasonable attorneys’ fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity).

8.3 Execution by Broker. Broker has executed this Agreement solely for the purpose of acknowledging and agreeing to the provisions of this ARTICLE 8. Broker’s consent to any modification or amendment of any provision of this Agreement other than this ARTICLE 8 shall not be required. Without limitation on the foregoing, Broker acknowledges and agrees that Broker may not enforce any provision of this Agreement except for Section 8.1 and need not be joined in any litigation unless related to Broker’s fee or commission; that Broker is not a necessary party in any litigation or other proceeding involving this Agreement not relating directly to the payment of commissions under Section 8.1; that this Agreement may be terminated for any reason or no reason without consent of the Broker and without any obligation to the Broker; that copies of any notices given by Seller or Purchaser to the other need not be sent to Broker; and that consent of Broker is not required for any matter under this Agreement except as expressly provided in this Section 8.3.

8.4 Survival. This ARTICLE 8 shall survive the rescission, cancellation, termination or consummation of this Agreement.

ARTICLE 9

DISCLAIMERS AND WAIVERS

9.1 No Reliance on Documents. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 5.1 HEREOF, THE EXPRESS COVENANTS SET FORTH IN SECTION 5.4 HEREOF OR IN ANY DOCUMENT EXECUTED BY SELLER AT CLOSING, SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO THE TRUTH, ACCURACY OR COMPLETENESS OF ANY MATERIALS, DATA OR INFORMATION DELIVERED BY SELLER TO PURCHASER IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY. PURCHASER ACKNOWLEDGES AND AGREES THAT ALL MATERIALS, DATA AND INFORMATION DELIVERED BY SELLER TO PURCHASER IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY ARE PROVIDED TO PURCHASER AS A CONVENIENCE ONLY AND THAT ANY RELIANCE ON OR USE OF SUCH MATERIALS, DATA OR INFORMATION BY PURCHASER SHALL BE AT THE SOLE RISK OF PURCHASER, EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER ACKNOWLEDGES AND AGREES THAT (A) ANY ENVIRONMENTAL OR OTHER REPORT WITH RESPECT TO THE PROPERTY WHICH IS DELIVERED BY SELLER TO PURCHASER SHALL BE FOR GENERAL INFORMATIONAL PURPOSES ONLY, (B) PURCHASER SHALL NOT HAVE ANY RIGHT TO RELY ON ANY SUCH REPORT DELIVERED BY SELLER TO PURCHASER, BUT RATHER WILL RELY ON ITS OWN INSPECTIONS AND INVESTIGATIONS OF THE PROPERTY AND ANY REPORTS COMMISSIONED BY PURCHASER WITH RESPECT THERETO, AND (C) NEITHER

SELLER, ANY AFFILIATE OF SELLER NOR THE PERSON OR ENTITY WHICH PREPARED ANY SUCH REPORT DELIVERED BY SELLER TO PURCHASER SHALL HAVE ANY LIABILITY TO PURCHASER FOR ANY INACCURACY IN OR OMISSION FROM ANY SUCH REPORT.

9.2 Disclaimers. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN SECTION 5.1 HEREOF, THE EXPRESS COVENANTS SET FORTH IN SECTION 5.4 HEREOF OR IN ANY DOCUMENT EXECUTED BY SELLER AT CLOSING, PURCHASER UNDERSTANDS AND AGREES THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (OTHER THAN SELLER’S LIMITED OR SPECIAL WARRANTY OF TITLE TO BE SET FORTH IN THE DEED), ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH APPLICABLE LAWS, THE ABSENCE OR PRESENCE OF HAZARDOUS MATERIALS OR OTHER TOXIC SUBSTANCES (INCLUDING WITHOUT LIMITATION MOLD OR ANY MOLD CONDITION), COMPLIANCE WITH ENVIRONMENTAL LAWS OR ACCESS LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR IN ANY DOCUMENT EXECUTED BY SELLER AT CLOSING. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT EXECUTED BY SELLER AT CLOSING.

PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE

PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS MATERIALS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY (INCLUDING WITHOUT LIMITATION ANY MOLD OR MOLD CONDITION), OR WITH RESPECT TO ACCESS LAWS, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT EXECUTED AT CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, DESIGN, CONSTRUCTION DEFECTS, ADVERSE PHYSICAL OR ENVIRONMENTAL CONDITIONS, OR NONCOMPLIANCE WITH ACCESS LAWS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S AND ITS PARTNERS’ RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT OR UNDER ANY ENVIRONMENTAL LAW), LOSSES, DAMAGES, LIABILITIES, FINES, PENALTIES (WHETHER BASED ON STRICT LIABILITY OR OTHERWISE), COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S AND ITS PARTNERS’ RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS OR ACCESS LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY. THE FOREGOING SHALL NOT BE INTERPRETED TO WAIVE ANY CLAIM OF PURCHASER WITH RESPECT TO ANY BREACH BY SELLER OF ANY EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN SECTION 5.1 THAT EXPRESSLY SURVIVE CLOSING PURSUANT TO SECTION 5.3.

PURCHASER AGREES THAT SHOULD ANY INVESTIGATION, CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS (INCLUDING WITHOUT LIMITATION ANY MOLD OR MOLD CONDITION) ON OR RELATED TO THE PROPERTY BE REQUIRED AFTER THE DATE OF CLOSING, SELLER SHALL HAVE NO LIABILITY TO PURCHASER TO PERFORM OR PAY FOR SUCH INVESTIGATION, CLEAN-UP, REMOVAL OR REMEDIATION, AND PURCHASER EXPRESSLY WAIVES AND RELEASES ANY CLAIM TO THE CONTRARY. PURCHASER

FURTHER AGREES THAT SHOULD ANY INVESTIGATION OR CURATIVE ACTION ON OR RELATED TO THE PROPERTY BE REQUIRED AFTER THE DATE OF CLOSING UNDER ANY ACCESS LAWS, SELLER SHALL HAVE NO LIABILITY TO PURCHASER TO PERFORM OR PAY FOR SUCH INVESTIGATION OR CURATIVE ACTION AND PURCHASER EXPRESSLY WAIVES AND RELEASES ANY CLAIM TO THE CONTRARY. THE FOREGOING SHALL NOT BE INTERPRETED TO WAIVE ANY CLAIM OF PURCHASER WITH RESPECT TO ANY BREACH BY SELLER OF ANY EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN SECTION 5.1 THAT EXPRESSLY SURVIVE CLOSING PURSUANT TO SECTION 5.3.

PURCHASER REPRESENTS AND WARRANTS THAT THE TERMS OF THE RELEASE CONTAINED HEREIN AND ITS CONSEQUENCES HAVE BEEN COMPLETELY READ AND UNDERSTOOD BY PURCHASER, AND PURCHASER HAS HAD THE OPPORTUNITY TO CONSULT WITH, AND HAS CONSULTED WITH, LEGAL COUNSEL OF PURCHASER’S CHOICE WITH REGARD TO THE TERMS OF THIS RELEASE. PURCHASER ACKNOWLEDGES AND WARRANTS THAT PURCHASER’S EXECUTION OF THIS RELEASE IS FREE AND VOLUNTARY.

9.3 Certain Definitions. The term “Access Laws” means the Americans With Disabilities Act, the Fair Housing Act, the Rehabilitation Act and other federal laws and all applicable state, regional, county, municipal and other local laws, regulations and ordinances governing access to handicapped or disabled persons or the construction or design of residential dwelling units, places of public accommodation, or common areas which are at or on the Property.

9.4 Effect and Survival of Disclaimers. Seller and Purchaser acknowledge that the provisions of this ARTICLE 9 are an integral part of the transactions contemplated in this Agreement and a material inducement to Seller to enter into this Agreement and that Seller would not enter into this Agreement but for the provisions of this ARTICLE 9. Seller and Purchaser agree that the provisions of this ARTICLE 9 shall survive Closing or any termination of this Agreement.

ARTICLE 10

ESCROW AGENT

10.1 Investment of Earnest Money. Escrow Agent shall invest the Earnest Money pursuant to Purchaser’s reasonable directions in an interest bearing account at a commercial bank whose deposits are insured by the Federal Deposit Insurance Corporation. Escrow Agent shall notify Seller, no later than one (1) business day after Escrow Agent’s receipt thereof, that Escrow Agent has received the Earnest Money in immediately available funds, and is holding the same in accordance with the terms of this Agreement. However, Escrow Agent shall invest the Earnest Money only in such accounts as will allow Escrow Agent to disburse the Earnest Money upon no more than one (1) business day’s notice.

10.2 Payment at Closing. If the Closing takes place under this Agreement, unless jointly directed otherwise by Seller and Purchaser, Escrow Agent shall deliver the Earnest Money to, or upon the instructions of, Seller on the Closing Date.

10.3 Payment on Demand. Upon receipt of any written certification from Seller or Purchaser claiming the Earnest Money pursuant to the provisions of this Agreement, Escrow Agent shall promptly forward a copy thereof to the other such party (i.e., Purchaser or Seller, whichever did not claim the Earnest Money pursuant to such notice) and, unless such other party within ten (10) days thereafter notifies Escrow Agent of any objection to such requested disbursement of the Earnest Money in which case Escrow Agent shall retain the Earnest Money subject to Section 10.5 below, Escrow Agent shall disburse the Earnest Money to the party demanding the same and shall thereupon be released and discharged from any further duty or obligation hereunder. Notwithstanding the foregoing, Seller acknowledges and agrees that, if Purchaser terminates this Agreement in accordance with Section 3.2, then Escrow Agent shall have the authority to disburse the Earnest Money in accordance with Section 1.6 without Seller’s consent.

10.4 Exculpation of Escrow Agent. It is agreed that the duties of Escrow Agent are herein specifically provided and are purely ministerial in nature, and that Escrow Agent shall incur no liability whatsoever except for its willful misconduct or negligence, so long as Escrow Agent is acting in good faith. Seller and Purchaser do each hereby release Escrow Agent from any liability for any error of judgment or for any act done or omitted to be done by Escrow Agent in the good faith performance of its duties hereunder and do each hereby indemnify Escrow Agent against, and agree to hold, save, and defend Escrow Agent harmless from, any costs, liabilities, and expenses incurred by Escrow Agent in serving as Escrow Agent hereunder and in faithfully discharging its duties and obligations hereunder. Seller and Purchaser are aware that the Federal Deposit Insurance Corporation (FDIC) coverages apply to a maximum amount of $250,000.00 per depositor (as may be modified by the FDIC from time to time). Further, Seller and Purchaser do not and will not hold Escrow Agent liable for any loss occurring which arises from bank failure or error, insolvency or suspension, or a situation or event which falls under the FDIC coverages.

10.5 Stakeholder. Escrow Agent is acting as a stakeholder only with respect to the Earnest Money. If there is any dispute as to whether Escrow Agent is obligated to deliver the Earnest Money or as to whom the Earnest Money is to be delivered, Escrow Agent may refuse to make any delivery and may continue to hold the Earnest Money until receipt by Escrow Agent of an authorization in writing, signed by Seller and Purchaser, directing the disposition of the Earnest Money, or, in the absence of such written authorization, until final determination of the rights of the parties in an appropriate judicial proceeding. If such written authorization is not given, or a proceeding for such determination is not begun, within thirty (30) days of notice to Escrow Agent of such dispute, Escrow Agent may bring an appropriate action or proceeding for leave to deposit the Earnest Money in a court of competent jurisdiction pending such determination. Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding, including, without limitation, reasonable attorneys’ fees and disbursements, by the party determined not to be entitled to the Earnest Money. Upon making delivery of the Earnest Money in any of the manners herein provided, Escrow Agent shall have no further liability or obligation hereunder.

10.6 Interest. All interest and other income earned on the Earnest Money deposited with Escrow Agent hereunder shall be reported for income tax purposes as earnings of Purchaser. Purchaser shall promptly provide Purchaser’s taxpayer identification number to Escrow Agent.

10.7 Execution by Escrow Agent. Escrow Agent has executed this Agreement solely for the purpose of acknowledging and agreeing to the provisions of this ARTICLE 10. Escrow Agent’s consent to any modification or amendment of this Agreement other than this ARTICLE 10 shall not be required.

ARTICLE 11

MISCELLANEOUS

11.1 Confidentiality. Purchaser and its representatives shall hold in strictest confidence all data and information in accordance with the Access Agreement. This Section 11.1 and the confidentiality provisions of the Access Agreement shall survive any termination of this Agreement in accordance with their respective terms.

11.2 Public Disclosure. Prior to Closing, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Purchaser and Seller except for any disclosure that may be required by law or applicable regulation to be made to any applicable governmental or quasi-governmental authorities or to the public. Further, either Seller or Purchaser may also make such disclosures with respect to the transaction as are consistent with such party’s customary disclosures in quarterly earnings press releases and supplemental financial disclosures; however no such releases or disclosures to the general public in writing shall include the name of the purchaser or seller of the Property.

11.3 Assignment. Purchaser may not assign its rights under this Agreement without first obtaining Seller’s written approval, which approval may be given or withheld in Seller’s sole discretion. Any transfer, directly or indirectly, of any stock, partnership interest or other ownership interest in Purchaser without Seller’s written approval, which approval may be given or withheld in Seller’s sole discretion, shall constitute a default by Purchaser under this Agreement, provided, however, (i) Purchaser may assign this Agreement at Closing to a Permitted Affiliate without Seller’s consent, (ii) Seller or Purchaser may assign its rights under this Agreement to a reputable exchange accommodation to facilitate a tax deferred exchange pursuant to Sections 4.8 and 4.9 hereof and (iii) Seller may assign this Agreement for tax planning or other purposes as described in Section 2.6. For purposes hereof, the term “Permitted Affiliate” means an entity that controls, is controlled by, or is under common control with Purchaser or an entity that is controlled by or under common control with Ignacio Diego, Jaime Diego, Pablo Diego and/or Westplan Investors, Inc. or its affiliate and is solvent at the time of assignment and at the time of Closing, is not rendered insolvent by such assignment, and has sufficient assets to consummate the transaction contemplated herein. No transfer or assignment by Purchaser shall release or relieve Purchaser of its obligations hereunder. No transfer or assignment by Seller shall release or relieve Seller of its obligations hereunder.

11.4 Notices. Any notice, request or other communication (a “notice”) required or permitted to be given hereunder shall be in writing and shall be delivered by hand or overnight courier (such as United Parcel Service or Federal Express), sent by facsimile (provided a copy of such notice is deposited with an overnight courier for next business day delivery) or mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party at its address as set forth below. Any such notice shall be considered given on the date of such hand or courier delivery, confirmed facsimile transmission if received on a business day (provided a copy of such notice is deposited with an overnight courier for next business day delivery), deposit with such overnight courier for next business day delivery, or deposit in the United States mail, but the time period (if any is provided herein) in which to respond to such notice shall commence on the date of hand or overnight courier delivery or on the date received following deposit in the United States mail as provided above. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice. By giving at least five (5) days’ prior written notice thereof, any party may from time to time and at any time change its mailing address hereunder. Any notice of any party may be given by such party’s counsel.

The parties’ respective addresses for notice purposes are as follows. Telephone numbers are given for convenience of reference only. Notice by telephone shall not be effective.

If to Seller:	Post Apartment Homes, L.P.

One Riverside

4401 Northside Parkway

Suite 800

Atlanta, Georgia 30327-3057

Attention: Ms. Sherry W. Cohen

Telephone: 404-846-5025

Facsimile: 404-504-9388

with a copy to:	King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, GA 30309-3521

Attention: Dan L. Heller, Esq./D. Clayton Howell, Esq.

Telephone: 404-572-4600

Facsimile:. 404-572-5131

If to Purchaser:	Dunwoody Station Apartments, LLLP

1010 Huntcliff, Suite 2315

Atlanta, Georgia 30350

Attention: Ignacio Diego

Telephone: 770-518-2401

Facsimile: 770-518-2414

with a copy to:	McClure & Kornheiser, LLC

6400 Powers Ferry Road, NW

Suite 150

Atlanta, Georgia 30339

Attention: Michael P. Kornheiser, Esq.

Telephone: 678-388-2680

Facsimile: 678-388-2690

If to Escrow Agent:	Calloway Title and Escrow, L.L.C.

4170 Ashford Dunwoody Road

Suite 285

Atlanta, Georgia 30319

Attention: S. Marcus Calloway, Esq.

Telephone: 770-698-7960

Facsimile: 770-698-7990

If to Broker:	CB Richard Ellis, Inc.

3280 Peachtree Road

Suite 1400

Atlanta, GA 30305

Attention: Mr. Paul Berry

Telephone: 404-923-1425

Facsimile: 404-923-1560

11.5 Modifications. This Agreement cannot be changed orally, and no agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought. Signatures inscribed on the signature pages of this Agreement or any formal amendment which are transmitted by telecopy or email transmission (e.g., PDF files) shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver to the other party an executed original of this Agreement or any such formal amendment with its actual signature, but a failure to do so shall not affect the enforceability of this Agreement or any such formal amendment, it being expressly agreed that each party to this Agreement or any formal amendment shall be bound by its own telecopied or emailed signature and shall accept the telecopied or emailed signature of the other party to this Agreement or any formal amendment.

11.6 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday.

11.7 Successors and Assigns. Subject to Section 11.3 hereof, the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

11.8 Entire Agreement. This Agreement, including the Schedules, and the Access Agreement contain the entire agreement between the parties pertaining to the subject matter hereof and fully supersede all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

11.9 Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property. The provisions of this Section 11.9 shall survive Closing.

11.10 Counterparts. This Agreement may be executed in identical counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement.

11.11 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

11.12 Applicable Law. This Agreement is performable in the state in which the Property is located and shall in all respects be governed by, and construed in accordance with, the substantive federal laws of the United States and the laws of such state. Seller and Purchaser hereby irrevocably submit to the jurisdiction of any state or federal court sitting in the state and judicial district in which the Property is located in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard and determined in a state or federal court sitting in the state and judicial district in which the Property is located. Purchaser and Seller agree that the provisions of this Section 11.12 shall survive the Closing of the transaction contemplated by this Agreement.

11.13 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

11.14 Employees. Prior to the day after the Inspection Date, Purchaser agrees not to offer employment to or solicit the employment of any employees of Seller who are employed at the Property. Seller shall be solely responsible for the salaries and benefits, if any, payable to Seller’s employees at the Property for the period through the Closing, in accordance with and subject to the terms and conditions of such employment, even if such employees are employed by or on behalf of Purchaser following the Closing. With respect to any employees employed by or on behalf of Purchaser following the Closing, Purchaser shall be solely responsible for all salaries and benefits, if any, payable to such employees for the period from and after the Closing in accordance with and subject to the terms and conditions of such employment, even if such employees were employed by Seller prior to the Closing, provided, however, that Purchaser shall have no obligation to offer employment to or to employ any employee of the Property following Closing. Neither Purchaser nor Seller shall have any obligation for salaries, benefits or other employment obligations to any such employee with respect to the period such employee is or was employed by the other party, and each party shall indemnify the other after Closing for any such claims. This Section 11.14 shall survive the Closing.

11.15 Seller’s Access to Records after Closing. Purchaser shall reasonably cooperate with Seller for a period of three (3) years after Closing to make available Purchaser’s employees and Property records, as Seller may reasonably request, in case of Seller’s need in response to any legal requirement, tax audit, tax return preparation, securities law filing, or litigation threatened or brought against Seller, by allowing Seller and its agents or representatives access, upon reasonable advance notice (which notice shall identify the nature of the information sought by Seller), at all reasonable times to examine and make copies (at Seller’s expense) of any and all instruments, files and records which predate the Closing; provided, however, that nothing contained in this Section shall require Purchaser to retain any files or records for any particular period of time. This Section 11.15 shall survive Closing.

11.16 Schedules. The following schedules attached hereto shall be deemed to be an integral part of this Agreement:

Schedule 1.1(a)	-	Legal Description of the Land
Schedule 1.1(d)	-	Inventory of Tangible Personal Property
Schedule 1.1(e)	-	Rent Roll
Schedule 2.4(d)	-	Permitted Exceptions
Schedule 4.2(a)	-	Limited Warranty Deed
Schedule 4.2(b)	-	Bill of Sale and Assignment
Schedule 4.2(d)	-	Seller’s Closing Certificate
Schedule 5.1	-	Seller’s Disclosure Statement
Schedule 5.1(g)	-	Environmental Reports
Schedule 5.1(i)	-	Schedule of Service Contracts
Schedule 5.1(l)	-	Prior Flood, Fire or Casualty Damage
Schedule 5.7(b)	-	Schedule of Must Take Service Contracts

11.17 Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

11.18 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any schedules or amendments hereto.

11.19 Termination of Agreement. It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.

11.20 Survival. The provisions of the following Sections of this Agreement shall survive Closing and shall not be merged into the execution and delivery of the Deed: 1.1; 1.7; 2.6; 3.1(b) (with respect to Purchaser’s indemnity obligations under the Access Agreement); 3.1(c); 4.2; 4.4; 4.5; 4.8; 4.9; 5.1; 5.2 5.3; 5.4; 5.5; 5.6; 5.7; 5.8; 6.4; Article 8; Article 9; 11.1; 11.9; 11.12; 11.14; 11.15; 11.25; 11.26 those additional provisions of Article 11 which govern the administration, interpretation or enforcement of this Agreement; and any other provisions contained herein that by their terms survive the Closing (the “Obligations Surviving Closing”). Except for the Obligations Surviving Closing, all representations, warranties, covenants and agreements contained in this Agreement shall be merged into the instruments and documents executed and delivered at Closing. The Obligations Surviving Closing shall survive the Closing; provided, however, that the representations and warranties of Seller contained in Section 5.1, as updated by Seller’s Closing Certificate, and the representations and warranties of Purchaser contained in Section 5.5, shall survive for the period, and are subject to the terms, set forth in Sections 5.3 and 5.6 respectively.

11.21 Time of Essence. Time is of the essence with respect to this Agreement.

11.22 Covenant Not to Record. Purchaser shall not record this Agreement or any memorandum or other evidence thereof. Any such recording shall constitute a material default hereunder on the part of Purchaser; provided, however, Purchaser shall be permitted to file a lis pendens in connection with an action for specific performance in the event of a default by Seller.

11.23 Limitation of Seller’s Liability. Purchaser shall have no recourse against any of the past, present or future, direct or indirect, shareholders, partners, members, managers, principals, directors, officers, agents, incorporators, affiliates or representatives of Seller or its general partner or of any of the assets or property of any of the foregoing for the payment or collection of any amount, judgment, judicial process, arbitral award, fee or cost or for any other obligation or claim arising out of or based upon this Agreement and requiring the payment of money by Seller. This Section 11.23 shall survive the Closing.

11.24 JURY WAIVER. IN ANY LAWSUIT OR OTHER PROCEEDING INITIATED BY SELLER OR PURCHASER UNDER OR WITH RESPECT TO THIS AGREEMENT, TO THE EXTENT PERMITTED BY LAW, SELLER AND PURCHASER EACH WAIVE ANY RIGHT IT MAY HAVE TO TRIAL BY JURY.

11.25 ERC Suit Indemnification. Seller shall indemnify, hold harmless and defend Purchaser from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys’ fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) (individually an “ERC Claim” and collectively, “ERC Claims”) that may be incurred by Purchaser (whether directly or by virtue of Purchaser’s indemnification of its lender) in connection with (i) any amounts payable to the plaintiffs in the ERC Suit (as defined on Schedule 5.1 hereof) or (ii) the implementation of any order or settlement in or of the ERC Suit; provided, however, that Seller shall have no obligation under this Section 11.25 with respect to ERC Claims to the extent such ERC Claim arises from the acts or omissions of Purchaser after Closing. The foregoing indemnity by Seller shall not be subject to the cap on damages set forth in Section 5.3 of this Agreement. This Section 11.25 shall survive Closing.

11.26 No Solicitation. Seller hereby agrees that, until the date that is one (1) year after the date of Closing, neither Seller nor any of its affiliates or agents shall directly mail any tenants now or in the future occupying the Property with the purpose of causing such tenant to relocate away from the Property; provided, however, if such tenant has engaged the services of a broker/apartment finder that is not affiliated in any way with Seller or if such tenant has actually entered the leasing market of its own accord and has approached Seller or an affiliate of Seller, then Seller or an affiliate of Seller, may work with such tenant to find suitable apartment space for such tenant. This Section 11.26 shall survive the Closing.

11.27 Property Tax Return. On or before April 1, 2009, Seller shall file a property tax return with the Fulton County Tax Assessor’s Office requesting a change in the assessment of the value of the Property in an amount not to exceed Forty Seven Million Four Hundred Thirty One Thousand and No/100 Dollars ($47,431,000.00). Except for filing the property tax return, Seller shall have no other obligation to pursue any change in the assessment of the value of the Property, and Purchaser shall still be obligated to close the transaction irrespective of whether the property tax return is accepted by the Fulton County Tax Assessor’s Office.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the Effective Date.

SELLER:

POST APARTMENT HOMES, L.P., a Georgia limited partnership

By:	Post GP Holdings, Inc., a Georgia corporation, sole General Partner

By:
Name:
Title:
[CORPORATE SEAL]

[SIGNATURES CONTINUED ON THE FOLLOWING PAGES]

This is a signature page to, and may be attached to a master counterpart of, the Purchase and Sale Agreement between Post Apartment Homes, L.P., as Seller, and Dunwoody Station Apartments, LLLP, as Purchaser, with respect to the Post Dunwoody® Apartments in Atlanta, Georgia.

Calloway Title and Escrow, L.L.C., as Escrow Agent, and CB Richard Ellis, as Broker, are parties to such Purchase and Sale Agreement for the limited purposes set forth therein.

PURCHASER:

DUNWOODY STATION APARTMENTS, LLLP, a Georgia limited liability limited partnership

By:	DS Partners, LLC, a Georgia limited liability company, its general partner

	By:	[SEAL]
Name:
Title:

[SIGNATURES CONTINUED ON THE FOLLOWING PAGES]

This is a signature page to, and may be attached to a master counterpart of, the Purchase and Sale Agreement between Post Apartment Homes, L.P., as Seller, and Dunwoody Station Apartments, LLLP, as Purchaser, with respect to the Post Dunwoody® Apartments in Atlanta, Georgia.

Calloway Title and Escrow, L.L.C., as Escrow Agent, and CB Richard Ellis, as Broker, are parties to such Purchase and Sale Agreement for the limited purposes set forth therein.

Escrow Agent has executed this Agreement for the limited purposes set forth herein.

ESCROW AGENT:

CALLOWAY TITLE AND ESCROW, L.L.C., a Georgia limited liability company

By:
Name:
Title:

[SIGNATURES CONTINUED ON THE FOLLOWING PAGES]

This is a signature page to, and may be attached to a master counterpart of, the Purchase and Sale Agreement between Post Apartment Homes, L.P., as Seller, and Dunwoody Station Apartments, LLLP, as Purchaser, with respect to the Post Dunwoody® Apartments in Atlanta, Georgia.

Calloway Title and Escrow, L.L.C., as Escrow Agent, and CB Richard Ellis, as Broker, are parties to such Purchase and Sale Agreement for the limited purposes set forth therein.

Broker has executed this Agreement for the limited purposes set forth herein.

BROKER:

CB RICHARD ELLIS, INC., a Delaware corporation

By:
Name:
Title:

This is a signature page to, and may be attached to a master counterpart of, the Purchase and Sale Agreement between Post Apartment Homes, L.P., as Seller, and Dunwoody Station Apartments, LLLP, as Purchaser, with respect to the Post Dunwoody® Apartments in Atlanta, Georgia.

Calloway Title and Escrow, L.L.C., as Escrow Agent, and CB Richard Ellis, as Broker, are parties to such Purchase and Sale Agreement for the limited purposes set forth therein.